Exhibit 99.1

Howard S. Jonas
Chairman of the Board of Directors and Chief Executive Officer

IDT Corporation
520 Broad Street
Newark, NJ 07102

________, 2011

Dear IDT Corporation Stockholder:

We are pleased to inform you that the Board of Directors of IDT Corporation (“IDT”) has approved the spin-off of  Innovative Communications Technologies, Inc. (“ICTI”), a subsidiary of IDT, to IDT’s stockholders. Following the spin-off, IDT’s business will consist of IDT Telecom, Genie Energy – consisting of IDT Energy and our interests in AMSO and IEI, our interests in Zedge and Fabrix, as well as other interests. ICTI will own a portfolio of patents and the licensing and other business related to such patents related to communications, primarily related to Voice over Internet Protocol or “VoIP” communications.

The spin-off of Holdings will occur by way of a pro rata distribution of ICTI common stock to IDT’s stockholders. In the distribution, each IDT stockholder will receive one share of ICTI Class A common stock for every five shares of IDT Class A common stock and one share of ICTI Class B common stock for every five shares of IDT Class B common stock held at 5:00 p.m., New York City time, on ________, 2011, which is the record date of the spin-off. The distribution of shares of our Class B common stock will be paid in book-entry form and physical stock certificates will be issued only to holders of Class A common stock and, upon request, to holders of Class B common stock. Stockholder approval of the spin-off is not being sought, and you are not required to take any action to receive your ICTI common stock.

We believe that the spin-off will more effectively deploy the underlying intellectual property of ICTI and will allow for the realization of greater value to you by the creation of an entity with management and a market value that is focused on the ICTI business rather than having those assets remain within IDT.  We believe that the value of the assets held by ICTI may be greater when those assets are not held by an entity affiliated with IDT.   Separating the two groups of operating units will allow management of ICTI to design and implement corporate strategies and policies that are based primarily on the business characteristics of that company and maintain a sharper focus on executing on its business model.  In addition, the spin-off will separate business units with different risk profiles and performance characteristics from one another and allow stockholders to choose to invest or remain invested in a company that meets their investment criteria and goals. Accordingly, we believe the spin-off will build long-term stockholder value.

Following the spin-off, you will own shares in both IDT and ICTI. We do not anticipate that the ICTI common stock will, following the spin-off, be listed on any exchange, but we do expect that the ICTI Class B common stock will be quoted on the [Pink OTC Markets/OTCBB] under the symbol [“__” ].  We do not anticipate listing ICTI’s Class A common stock on any exchange or quotation system.   IDT Class B common stock will continue to trade on the New York Stock Exchange under the symbol “IDT.”

 We intend for the spin-off to be tax-free for stockholders. To that end, prior to consummation of the spin-off we will have received a favorable opinion from Day Pitney LLP as to the spin-off’s tax-free status. You should, of course, consult your own tax advisor as to the particular consequences of the spin-off to you.

The enclosed information statement, which is being mailed to all IDT stockholders, describes the spin-off in detail and contains important information about ICTI, including its financial statements.

We look forward to your continued support as a stockholder of IDT. We remain committed to working on your behalf to build long-term stockholder value.

Sincerely,

Howard S. Jonas Chairman of the Board of Directors and Chief Executive Officer

 [ICTI LETTERHEAD]

_______________, 2011

Dear Innovative Communications Technologies, Inc. Stockholder:

It is my pleasure to welcome you as a stockholder of our newly independent company, Innovative Communications Technologies, Inc. We look forward to becoming an independent company and growing our value by aggressively pursuing our business plan.

As an independent public company, we will have the ability to focus exclusively on the development of our business of enforcement of our intellectual property rights and to create value for our new stockholders, as well as to concentrate our financial resources solely on our own operations.

We own a portfolio of patents related to Voice over Internet Protocol (“VoIP”) technology and the licensing and other business related to such patents and intend to pursue licensing programs with third parties using various strategies in order to create royalty revenue and other value for ICTI and our stockholders.

We do not anticipate that our common stock will, following the spin-off, be listed on any exchange, but do expect that our Class B common stock will be quoted on the [OTCBB/Pink OTC Markets] under the symbol [“__”].We do not anticipate listing our Class A common stock on any exchange or quotation system.  We invite you to learn more about us by reviewing the enclosed information statement. We look forward to our future as a separate publicly-traded company and to your support as a stockholder.

I am excited about the opportunities that the spin-off will create for our company and for you, our stockholders.

Sincerely,

[Signature]
Chief Executive Officer

INFORMATION STATEMENT

INNOVATIVE COMMUNICATIONS TECHNOLOGIES, INC.

Common Stock (par value $0.01 per share)

This information statement is being furnished in connection with the distribution to holders of Class A common stock and Class B common stock, each  par value $0.01 per share, of IDT Corporation (“IDT”), of shares of Class A common stock and Class B common stock, each par value $0.01 per share, of Innovative Communications Technologies, Inc. (“ICTI”).  The ICTI shares being distributed represent all of the equity of ICTI held by IDT and 94.5% of the outstanding stock of ICTI.

We are currently a subsidiary of IDT. Following the spin-off, we will own a portfolio of patents related to the communications, primarily related to Voice Over Internet Protocol or “VoIP” communications and the licensing and other business related to such patents.  We believe that many parties, including many participants in the telecommunications industry are operating by infringing on one or more of these patents and we intend to seek to license those patents and enforce our rights in order to generate revenue.

The spin-off will separate our businesses from the remainder of IDT’s operations and holdings. Following the spin-off, IDT’s business will consist of IDT Telecom, Genie Energy – consisting of IDT Energy and IDT’s non-conventional energy operations, IDT’s interests in Zedge and Fabrix, as well as other interests.

We believe that the spin-off will more effectively deploy the underlying intellectual property of ICTI and will allow for the realization of greater value to you by the creation of an entity with management and a market value that is focused on the ICTI business rather than having those assets remain within IDT.  Separating the two groups of operating units will allow management of ICTI to design and implement corporate strategies and policies that are based primarily on the business characteristics of that company and maintain a sharper focus on executing on its business model.  In addition, the spin-off will separate business units with different risk profiles and performance characteristics from one another and allow stockholders to choose to invest or remain invested in a company that meets their investment criteria and goals.  ICTI will primarily be engaged in the enforcement of its rights against the infringement of its patent portfolio.  Separation from IDT simplifies litigation, and mitigates the risk of counterclaims since ICTI does not anticipate engaging in business activities other than enforcing its intellectual property rights and licensing its intellectual property. Accordingly, we believe the spin-off will build long-term stockholder value.

Our business will consist of a single segment which will seek to maximize value on our patent assets, whether through licensing, enforcement of our rights against third parties or both.

The spin-off of ICTI will occur by way of a pro rata distribution of ICTI common stock to IDT’s stockholders. In the distribution, each IDT stockholder will receive one share of ICTI Class A common stock for every five shares of IDT Class A common stock and one share of ICTI Class B common stock for every five shares of IDT Class B common stock held at 5:00 p.m., New York City time, on ________, 2011, which is the record date of the spin-off.  The distribution of shares of our Class B common stock will be paid in book-entry form and physical stock certificates will be issued only to holders of our Class A common stock and,  upon request, to holders of our Class B common stock.  Stockholder approval of the spin-off is not required, and you are not required to take any action to receive your ICTI common stock.

IDT Corporation currently has three classes (Common Stock, Class A common stock and Class B common stock) of common stock authorized and there are shares of all three classes outstanding.  IDT has filed a proxy statement related to a special meeting of its stockholders, scheduled to take place on April 4, 2011, where stockholders will be asked to approve an amendment to IDT’s amended and restated certificate of incorporation, that will, among other things, convert all outstanding shares of common stock of IDT into the same number of shares of Class B common stock of IDT.  All information in this information statement, except the information set forth in the section entitled “Security Ownership by Certain Beneficial Owners and Management” (which speaks as of the date indicated in the introduction to that table) gives effect to such conversion as if it had taken place, and therefore refers only to two classes of IDT common stock that are outstanding and that would receive common stock of ICTI in the spin-off.  The numbers of shares of the classes of IDT common stock assumes conversion of all shares of IDT Common Stock to shares of IDT Class B common stock and the conversion of a number of shares of IDT Class A common stock into shares of IDT Class B common stock as more fully described in the proxy statement.

No stockholder approval of the spin-off is required or sought. We are not asking you for a proxy and you are requested not to send us a proxy.  IDT stockholders will not be required to pay for the shares of our common stock to be received by them in the spin-off or to surrender or exchange shares of IDT common stock in order to receive our common stock  or to take any other action in connection with the spin-off.

Currently, there is no trading market for our common stock. However, we expect that our Class B common stock will be quoted on the [OTCBB/Pink OTC Markets] under the symbol [“__” ].  We cannot predict what the trading price for our common stock will be before or after the distribution.  We do not anticipate listing our Class A common stock on any exchange or quotation system.

In reviewing this information statement, you should carefully consider the matters described under “Risk Factors” beginning on page 7 for a discussion of certain factors that should be considered by recipients of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

This information statement is dated, and is first being mailed to IDT stockholders on or about, _________, 2011.

This information statement is being furnished solely to provide information to IDT stockholders who will receive shares of our common stock in the distribution. This information statement is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities or any securities of IDT. This information statement describes our business, the relationship between IDT and us, and how the spin-off affects IDT and its stockholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of our common stock that you will receive in the distribution. Except as expressly noted, any information contained herein regarding ICTI assumes the consummation of the steps necessary to transfer the patents from certain IDT subsidiaries to ICTI prior to the distribution. You should be aware of certain risks relating to the spin-off, our business and ownership of our common stock, which are described under the heading “Risk Factors.”

You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations and practices.

Unless the context indicates otherwise, all references in this information statement:

•	to “ICTI,” “us,” “we,” or “our” are to Innovative Communications Technologies, Inc.; and
•	to “IDT” are to IDT Corporation and its subsidiaries, and, with respect to periods following the spin-off, IDT Corporation and its subsidiaries other than ICTI.

The transaction in which we will be separated from IDT and become a separately-traded public company is referred to in this information statement as the “separation,” the “distribution” or the “spin-off.”

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

Q:	Why am I receiving this document?

A:
IDT is delivering this document to you because you were a holder of IDT’s Class A common stock or Class B common stock on the record date for the distribution of shares of our Class A common stock and Class B common stock by IDT. Accordingly, you are entitled to receive one share of our Class A common stock for every five shares of IDT Class A common stock and one share of our Class B common stock for every five shares of IDT Class B common stock that you held on the record date. No action is required for you to participate in the distribution.

Q:	What is the spin-off?

A:
The spin-off is the overall transaction of separating our company from IDT, which will be accomplished through a series of transactions resulting in us owning the patents and the related licensing business described below. The final step of the transactions will be the pro rata distribution by IDT of those shares of our common stock that it owns to holders of IDT’s common stock, as set forth in the answer above. We refer to this last step as the “distribution.” For additional information regarding these transactions, see “The Spin-Off--Manner of Effecting the Spin-Off” on page 11.

Q:	Who is ICTI?

A:
Up to the time of the spin-off, we will be a subsidiary of IDT. Following the spin-off, we will be a separate publicly-traded company. We will own a portfolio of patents related to the communications, primarily related to Voice over Internet Protocol or “VoIP” communications and a related licensing business.

Q:	Why is IDT separating our businesses and distributing our stock?

A:
IDT’s Board of Directors and management believe the separation will provide the benefits set forth below under the caption “The Spin-Off--Reasons for the Spin-Off” on page 10, including more effectively deployment of the underlying intellectual property of ICTI. Management also considered the other factors set forth below under the caption “The Spin-Off – Other Benefits of the Spin-Off” on page 10.

Q:	Why is the separation of the two companies structured as a spin-off?

A:	IDT’s Board of Directors believes that a spin-off of our shares is a cost-effective way to separate the companies.

Q:	What is the record date for the distribution?

A:	The record date was ________, 2011 and ownership will be determined as of 5:00 p.m., New York City time, on that date. When we refer to the “record date,” we are referring to that time and date.

Q:	When will the spin-off be completed?

A:	Shares of our common stock will be distributed on or about ____________________, 2011. We refer to this date as the “distribution date.”

Q:	What will be our relationship with IDT after the spin-off?

A:
IDT and ICTI each will be independent and unrelated publicly-traded companies with no common management and no ongoing relationship other than as necessary to cooperate with respect to certain matters related to periods prior to the spin-off.

Q:	Can IDT decide to cancel the distribution of our common stock even if all the conditions have been met?

A:
Yes. The distribution is conditioned upon satisfaction or waiver of certain conditions. See “The Spin-Off--Spin-Off Conditions and Termination” on page 14. IDT has the right to terminate the stock distribution, even if all of these conditions are met, if at any time IDT’s Board of Directors determines, in its sole discretion that IDT and ICTI are better served by remaining a combined company or that business conditions are such that it is not advisable to complete the spin-off.

Q:	What will happen to the listing of IDT’s Class B common stock?

A:	Nothing. We expect that IDT Class B common stock will continue to be traded on the New York Stock Exchange (“NYSE”) under the symbol “IDT.”

Q:	Will the spin-off affect the market price of my IDT shares?

A:
Possibly. As a result of the spin-off, the trading price of IDT shares immediately following the distribution may be lower than immediately prior to the distribution because the trading price will no longer reflect the value of our assets. In addition, until the market has fully analyzed the operations of IDT without these assets, the price of IDT shares may fluctuate significantly. Furthermore, the combined trading prices of IDT’s Class B common stock and our common stock after the distribution may be higher or lower than the trading price of IDT Class B common stock prior to the distribution. See the Risk Factor entitled “There may be a limited trading market for shares of our common stock and stockholders may find it difficult to transfer our securities.” on page 9.

Q:	What will IDT stockholders receive in the spin-off?

A:
In the spin-off, IDT stockholders will receive one share of our Class A common stock for every five shares of IDT Class A common stock and one share of our Class B common stock for every five shares of IDT Class B common stock that they own as of the record date, and compensation in lieu of fractional shares as set forth below. Immediately after the spin-off, IDT stockholders will still own all of IDT’s current business segments, but they will own them as two separate investments rather than as a single investment.

After the spin-off, the certificates and book-entry interests representing the “old” IDT Class A common stock and Class B common stock will represent such stockholders’ interests in the IDT businesses (other than our business) following the spin-off, and the certificates and book-entry interests representing our common stock, that stockholders receive in the spin-off will represent their interest in our businesses only.

Q:	If a stockholder owns restricted stock of IDT, what will that stockholder receive in the spin-off?

A:
Holders of restricted stock of IDT will receive, in respect of those restricted shares, one restricted share of our common stock for every five restricted shares of IDT Class B common stock   that they own as of the record date. Those particular restricted shares of our stock that you will receive will be restricted under the same terms as the IDT restricted shares in respect of which they were issued. This means that restricted shares of our stock received in the spin-off are subject to forfeiture on the same terms, and their restrictions lapse at the same time, as the corresponding IDT shares.

Q:	If a stockholder owns options to purchase shares of IDT stock, what will that option holder receive in the spin-off?

A:	The rights of holders of options to purchase IDT stock will not change as a result of the spin-off and they will receive no additional value.

Q:	What does an IDT stockholder need to do now?

A:
IDT stockholders do not need to take any action, although we urge you to read this entire document carefully. The approval of the IDT stockholders is not required or sought to effect the spin-off, and IDT stockholders have no appraisal rights in connection with the spin-off.  IDT is not seeking a proxy from any stockholders, and you are requested not to send us a proxy.

IDT stockholders will not be required to pay anything for our shares distributed in the spin-off or to surrender any shares of IDT common stock. IDT stockholders should not send in their IDT share certificates. IDT stockholders will automatically receive their shares of our common stock when the spin-off is effected.  If you want to receive a physical certificate, your broker and/or clearing broker and our distribution agent will need to act together to facilitate this request. There is a nominal cost associated with this process.

Q:	Are there risks associated with owning our common stock?

A:
Yes. Our business is subject to both general and specific risks relating to our operations. In addition, our spin-off from IDT presents risks relating to our becoming a separately-traded public company as well as risks relating to the nature of the spin-off transaction itself. See “Risk Factors” beginning on page 7.

Q:	What are the U.S. federal income tax consequences of the spin-off to IDT stockholders?

A:
IDT stockholders will not recognize a gain or loss on the receipt of shares of our common stock in the spin-off other than with respect to fractional shares of our common stock for which cash is received. IDT stockholders will apportion their tax basis in IDT common stock between such IDT common stock and our common stock received in the spin-off in proportion to the relative fair market values of such stock at the time of the spin-off. An IDT stockholder’s holding period for our common stock received in the spin-off will include the period for which that stockholder’s IDT common stock was held. See “The Spin-Off--Material U.S. Federal Income Tax Consequences of the Spin-Off” beginning on page 12. You should consult your own tax advisor as to the particular consequences of the spin-off to you.

Q:	What if I want to sell my IDT common stock or my ICTI common stock?

A:
You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor. We do not make any recommendations on the purchase, retention or sale of shares of IDT common stock or our common stock to be distributed.

If you decide to sell any shares after the record date, but before the spin-off, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your IDT common stock, the ICTI common stock you will receive in the spin-off, or both. If you sell your IDT stock before the record date, you will not receive shares of ICTI in the spin-off.

Q:	Where will I be able to trade shares of ICTI common stock?

A:
There is no current public market for our common stock. We do not anticipate that our common will, immediately following the spin-off, be listed on an exchange.  We expect that the ICTI common stock will be quoted on the [OTCBB/Pink OTC Markets] under the symbol [“__” ].  We cannot predict the trading prices for our common stock before or after the distribution date.

Q:	Do you intend to pay dividends on your common stock?

A:
We do not anticipate paying dividends on our common stock in the foreseeable future. Our current intent is to retain earnings, if any, to finance the expansion of our business. The payment of dividends in the future will depend on our results of operations, financial condition, capital expenditure plans and other cash obligations and will be at the sole discretion of our Board of Directors. If we were to receive substantial cash payments as a result of our efforts and did not have attractive opportunities to grow our asset base and business, we would consider paying dividends following receipt of such payments.

We and IDT will be separate entities after the spin-off, our decision to pay (or not pay) dividends in the future will not impact IDT’s decision of whether to pay (or not pay) dividends in the future. See “Dividend Policy” on page 14 for additional information on our dividend policy following the spin-off.

Q:	Where can IDT stockholders get more information?

A:	If you have any questions relating to the distribution, you should contact: IDT Corporation 520 Broad Street Newark, New Jersey 07102 Attention: Bill Ulrey (973) 438-3838

Q:	Who will be the distribution agent for the spin-off?

A:
American Stock Transfer & Trust Company will be the distribution agent for the spin-off. The distribution agent can be contacted at:

59 Maiden Lane
Plaza Level
New York, New York 10038
Telephone (800) 937-5449

EXECUTIVE SUMMARY

We own a portfolio of patents related to communications, primarily related to Voice over Internet Protocol or “VoIP” communications and related licensing business.

The spin-off will separate our businesses from the remainder of IDT’s operations and holdings.  We, along with IDT’s management, believe that the value in our assets and business may best be realized by a separation from those non-spun-off businesses based on several factors including synergies and growth prospects.

Our business will consist of one segment.  Our IP segment will seek to maximize value on our patent assets, whether through licensing, enforcement of our rights against third parties or both.

Summary of the Spin-Off

The following is a summary of the terms of the spin-off. Please see “The Spin-Off” beginning on page 10 for a more detailed description of the matters described below.

Distributing company	IDT Corporation, a Delaware corporation.

Distributed company
Innovative Communications Technologies, Inc., a Delaware corporation, will hold certain VoIP related patent assets.

ICTI’s principal executive offices are currently located at 550 Broad Street, Newark NJ, 07102. We anticipate that our offices will relocate following the spin-off and are considering various locations.

Distribution ratio
Each holder of IDT Class A common stock will receive a distribution of one share of ICTI common stock for every five shares of IDT Class A common stock, and each holder of IDT Class B common stock will receive a distribution of one share of ICTI common stock for every five shares of IDT Class B common stock held on the record date.     For additional information regarding how holders of IDT common stock will receive cash in lieu of fractional shares of our common stock, see “The Spin—Off Manner of Effecting the Spin-Off on page 11.

Securities to be distributed
Approximately 0.3 million shares of ICTI Class A common stock and approximately 4.3 million shares of ICTI Class B common stock, which will constitute all of the outstanding shares of ICTI common stock held by IDT immediately prior to the spin-off and approximately 94.5% of the total ICTI common stock to be outstanding immediately following the spin-off (based on approximately 1.6 million shares of Class A IDT common stock and approximately 21.4 million shares of Class B common stock that were outstanding on the record date).

IDT filed a proxy statement related to a special meeting of its stockholders, scheduled to take place on April 4, 2011, where stockholders will be asked to approve an amendment to IDT's amended and restated certificate of incorporation, that will, among other things, convert all outstanding shares of common stock of IDT into the same number of shares of Class B common stock of IDT.   The numbers of shares of the classes of IDT common stock assumes conversion of all shares of IDT Common Stock to shares of IDT Class B common stock and the conversion of a number of shares of IDT Class A common stock into shares of IDT Class B common stock as more fully described in the proxy statement.

Record date
The record date will be 5:00 p.m., New York City time, on ________. In order to be entitled to receive shares of ICTI common stock in the spin-off, holders of shares of IDT common stock must be stockholders as of 5:00 p.m., New York City time, on the record date.

Distribution date	The distribution date will be on or about ____, 2011.

Relationship between ICTI and IDT after the spin-off	Following the spin-off, IDT and ICTI each will be independent, publicly-traded companies.

Dividend policy
We do not anticipate paying dividends on our common stock in the foreseeable future. Our current intent is to retain earnings, if any, to finance the expansion of our business. The payment of dividends in the future will depend on our results of operations, financial condition, capital expenditure plans and other cash obligations and will be at the sole discretion of our Board of Directors.  If we were to receive substantial cash payments as a result of our efforts and did not have attractive opportunities to grow our asset base and business, we would consider paying dividends following receipt of such payments.

Payment of intercompany indebtedness
All intercompany debt between IDT and the businesses included in ICTI will be capitalized prior to the completion of the spin-off and there will be no-indebtedness owing from ICTI to IDT immediately following the spin-off.  The only contemplated obligations to IDT arising after the spin-off would be obligations that arise under the Separation and Distribution Agreement between IDT and the Company (the “Separation Agreement”) or the Tax Separation Agreement  between the Company and IDT (the “Tax Separation Agreement”).

Corporate Information and Structure

Pursuant to the spin-off, we will be separated from IDT and become a separate publicly-traded company. The spin-off and our resulting separation from IDT involve the following steps:

•
Before our separation from IDT, we will enter into the Separation Agreement and Tax Separation Agreement with IDT to effect the separation and provide a framework for our relationship with IDT after the spin-off. For more information on these agreements, see “Our Relationship with IDT After the Spin-Off and Related Person Transactions” beginning on page 29.

•
Under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the registration statement on Form 10, of which this information statement is a part, shall have become effective, and IDT will mail this information statement to its stockholders.

•
Following the separation, we will operate as a separate publicly-traded company, and we expect that our Class B common stock will be eligible to be quoted on the [Pink OTC Markets/OTCBB] following consummation of the spin-off.

For a further explanation of the spin-off, see “The Spin-Off” beginning on page 10.

RISK FACTORS

Our business, operating results or financial condition could be materially adversely affected by any of the following risks associated with any one of our businesses, as well as the other risks highlighted elsewhere in this document, particularly the discussions about competition. The trading price of our common stock could decline due to any of these risks. Note that references to “our”, “us”, “we”, etc. used in each risk factor below refers to the business about which such risk factor is provided.

Risks Related to the IP Business

We may fail to enforce our intellectual property rights.

The Company’s Patent Portfolio consists of United States Patents Nos. 6,108,704; 6,131,121; 6,701,365; 6,513,066; 6,185,184; 6,829,645; 6,687,738; 6,009,469; 6,226,678; 7,149,208; and 6,178,453, and these patents are the Company’s core assets. If we fail to obtain or maintain adequate protections, or are unsuccessful in enforcing our patent rights, we may not be able to either realize additional value from our patents, or prevent third parties from benefiting from those patents without benefit to the Company. Third parties may allege that any issued patents may not have priority over any patent applications of others or may not contain claims sufficiently broad to protect us against third parties with similar technologies, products or processes. In addition, the Company’s existing patents have finite lives, and the patents start to expire on September 25, 2015.  There is no guarantee that they will be fully exploited or commercialized before expiry.

The United States Patent & Trademark Office may grant a re-examination of our patents.

In 2010 and 2011, certain patents in ICTI’s portfolio successfully emerged from re-examination proceedings at the United States Patent and Trademark Office.  Nevertheless, our patents may be subject to further requests to the Patent Office to reexamine our patents.  Although we believe that our patents are valid, they may be deemed invalid during a re-examination.  Moreover, any litigation filed after the grant of a re-examination may be subject to an order to stay the litigation while the re-examination proceeds.  Therefore, while a re-examination is pending, we may be unable to enforce our patents.

We may require additional financing in the future, which may not be available, or may not be available on favorable terms.

We may need additional funds to finance our operations to make additional investments, or to acquire complementary businesses or assets.  We may be unable to generate these funds from our operations.  Additionally, we may experience delays in collecting judgments if defendants decide to appeal jury findings of infringement at federal district courts. Prior to the spin-off, IDT will capitalize ICTI with $4 million in addition to the other assets of the business. Following the spin-off, ICTI will be a separate publically traded company.

The availability of new technology may render our intellectual property obsolete.

While we anticipate that our technology will remain relevant to internet telephony at least through the expiration of our patents, unanticipated rapid widespread adoption of new technologies that do not infringe our patents could affect our enforcement strategy.

We are subject to litigation.

ICTI’s business model relies on licensing and otherwise realizing value on its VoIP patent portfolio.  It may enforce its patents in United States federal district courts, which hold exclusive jurisdiction to hear claims of patent infringement.  ICTI may be subject to counterclaims alleging that the asserted patents are not infringed, invalid, and/or unenforceable.

Risks Relating to the Spin-Off

We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from IDT.

As a stand-alone, independent public company, we believe that our business will benefit from, among other things, allowing our management to design and implement corporate policies and strategies that are based primarily on the characteristics of our business, to focus our financial resources wholly on our own operations and to implement and maintain a capital structure designed to meet our own specific needs. However, we may not be able to achieve some or all of the benefits expected as a result of the spin-off.

Additionally, by separating from IDT, there is a risk that our company may be more susceptible to stock market fluctuations and other adverse events than we would have been were we still a part of IDT due to a reduction in market diversification. Prior to the spin-off, we have been able to take advantage of IDT’s size and purchasing power in procuring goods, technology and services, including insurance, employee benefit support and audit services. As a separate, stand-alone entity, we may be unable to obtain access to financial and other resources on terms as favorable as those available to us prior to the separation. Furthermore, as a stand-alone company, we will not be able to enjoy certain benefits from IDT’s operating diversity, borrowing leverage and available capital for investments. Our operations may depend on the availability of additional financing and, after the spin-off, we will not be able to obtain financing from IDT.

Following the spin-off, we expect to have sufficient liquidity to support the development of our business for the medium term. In the future, however, we may require additional financing for capital requirements and growth initiatives. After the spin-off, IDT will not provide funds to us.  Accordingly, we will depend on our ability to generate cash flows from operations, namely the realization of value from our intellectual property, and to borrow funds and issue securities in the capital markets to maintain and expand our business. We may need to incur debt on terms and at interest rates that may not be as favorable as those historically enjoyed by IDT. If additional financing is not available when required or is not available on acceptable terms, we may be unable to fund our expansion, successfully promote our business, develop or enhance our products and services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our products and business, financial condition and results of operations.

 If the spin-off were to fail to qualify as a reorganization for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code, our stockholders, we and/or IDT might be subject to significant tax liability.

If the spin-off fails to qualify for tax-free treatment, IDT would be treated as if it had sold the common stock of our company for its fair market value, resulting in a taxable gain to the extent of the excess of such fair market value over its tax basis in our stock. In general, our initial public stockholders would be treated as if they had received a taxable distribution equal to the fair market value of our common stock that was distributed to them. For additional information, see “Material U.S. Federal Income Tax Consequences of the Spin-Off” beginning on page 12.

Our historical and pro forma financial information may not be indicative of our future results as an independent company.

The historical and pro forma financial information we have included in this information statement may not reflect what our results of operations, financial position and cash flows would have been had we been an independent company during the periods presented or be indicative of what our results of operations, financial position and cash flows may be in the future when we are an independent company. We have made pro forma adjustments based upon available information and assumptions that we believe are reasonable to reflect these factors, among others, in our pro forma financial information included in this information statement. However, our assumptions may not prove to be accurate and, accordingly, our pro forma information should not be assumed to be indicative of what our results of operations, cash flows or financial condition actually would have been as a stand-alone public company nor to be a reliable indicator of what our results of operations, cash flows and financial condition actually may be in the future.

Risk Factors Generally Relating to Us and Our Common Stock

We have limited resources and could find it difficult to raise additional capital.

As a result of the spin-off, we will be independent from IDT.  We have no operating history as an independent company, and no current sources of financing. Any financing formerly provided to any of our businesses by IDT will no longer be available. We may need to raise additional capital in order for stockholders to realize increased value on our securities. Given the current global economy, there can be no assurance that we will be able to obtain the necessary funding on commercially reasonable terms in a timely fashion. Failure to receive the funding could have a material adverse effect on our business, prospects, and financial condition.

There may be a limited trading market for shares of our common stock and stockholders may find it difficult to transfer our securities.

Prior to the spin-off, there was no public trading market for shares of our common stock. We expect that our Class B common stock will be quoted on the [Pink OTC Markets] under the symbol [“__”].  As a result, an investor may find it difficult to sell, or to obtain accurate quotations as to the price of, our securities.  In addition, our common stock may be subject to the penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors.  The SEC regulations generally define a penny stock to be an equity that has a market price of less than $5.00 per share, subject to certain exceptions.  Unless an exception is available, those regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions and high net worth individuals).  In addition, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account.  Moreover, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to transactions prior to sale.  Regulations on penny stocks could limit the ability of broker-dealers to sell our common stock and thus the ability of purchasers of our common stock to sell their shares in the secondary market.

In addition, because of the significant changes that will take place as a result of the spin-off, the trading market for both our Class B common stock and IDT’s Class B common stock after the spin-off may be significantly different from that for IDT’s Class B common stock prior to the spin-off.

We cannot predict the price range or volatility of our Class B common stock after the spin-off, and sales of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

Investors may suffer dilution.

We may engage in equity financing to fund our future operations and growth.  If we raise additional funds by issuing equity securities, stockholders may experience significant dilution of their ownership interest (both with respect to the percentage of total securities held, and with respect to the book value of their securities) and such securities may have rights senior to those of the holders of our common stock.

We are controlled by our principal stockholder, which limits the ability of other stockholders to affect the management of the Company.

Howard S. Jonas, our Chairman of the Board and founder, will, following the spinoff have voting power over 1,317,875 shares of our common stock (which includes approximately 314,865 shares of our Class A common stock, and approximately 1,003,010 shares of our Class B common stock, representing approximately 74.6% of the combined voting power of our outstanding capital stock, as of March 15, 2011. Mr. Jonas is able to control matters requiring approval by our stockholders, including the approval of significant corporate matters, such as any merger, consolidation or sale of all or substantially all of our assets.  As a result, the ability of any of our other stockholders to influence the management of our Company is limited.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This information statement and other materials filed or to be filed by us and IDT, as well as information in oral statements or other written statements made or to be made by us and IDT, contain statements, including in this document under the captions “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” that are, or may be considered to be, forward-looking statements. All statements that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees” or the negative version of those words or other comparable words and phrases. Any forward-looking statements contained in this information statement are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved.

We believe that the factors that could cause our actual results to differ materially include but are not limited to the factors we describe in this information statement, including under “Risk Factors,” “The Spin-off” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

●	Fluctuations in our financial results;
●	Changes in demand for our licenses or the prevalence of VoIP telephony use;
●	Acts of terrorism or war;
●	The availability of competing intellectual property at lower prices;
●	Difficulty in developing, preserving and protecting our intellectual property;
●	Adequacy of our internal controls;
●	Loss of key management and other personnel;
●	Our ability to comply with laws governing our operations and industries;
●	Increases in tax liabilities;
●	Difficulty in implementing our business strategies;
●	Availability and access to financial and other resources;
●	Failure to qualify as a tax-free reorganization; and
●	Our ability to obtain financing;

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this information statement. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this information statement are made only as of the date of this information statement, and we undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances or otherwise.

THE SPIN-OFF

After a thorough strategic review of IDT’s portfolio, IDT determined that separating the our businesses from its other operations would allow us to be in a better position to thrive under our own management focus and long-term growth plans and allow us to create more long-term value individually than through the combined entity. In addition, by separating from the remaining IDT businesses, we would avoid the risks associated with those businesses.

The transaction is intended to be in the form of a tax-free distribution to IDT’s stockholders. IDT’s Board of Directors established a record date of ________and will establish a payment date for the spin-off shortly before the completion of the distribution.  You should consult your own tax advisor concerning the tax impact of the spin-off on you.

Reasons for the Spin-Off

IDT’s Board of Directors believes that the spin-off will separate certain business units whose needs and focuses are better served by being part of separate entities.  Management believes that separating the two groups of operating units will allow management of each of IDT and ICTI to design and implement corporate strategies and policies that are based primarily on the business characteristics of that company and its business units, maintain a sharper focus on core business and growth opportunities, and concentrate their financial resources wholly on their own operations. IDT and ICTI believe that the value of the ICTI assets may be greater as an independent company than as part of IDT.  Moreover, the separation of ICTI will provide investors with greater transparency regarding the value of both entities’ business units. In addition, the spin-off will separate business units with different risk profiles and performance characteristics from one another. Accordingly, we believe the spin-off will build long-term stockholder value.

IDT’s Board of Directors weighed the reasons for the spin-off and the other benefits it is expected to bring against the negative impacts thereof, including the one time costs of effecting the spin-off, the increased costs of maintaining IDT and ICTI as separate public companies, the possibility of reduced liquidity in the market for the ICTI common stock as a smaller company or because of  the absence of a listing for the ICTI equity on an established market and the disruption on operations caused by the separation.  The Board concluded that the reasons and benefits outweighed the negative impacts and elected to proceed with the spin-off.

Other Benefits of the Spin-Off

The Board of Directors of IDT considered the following potential benefits in making the determination to effect the spin-off:

●
Reduce internal competition for capital. Instead of having limited access to resources, we will now be able to invest our resources and cash flow exclusively into our businesses. In addition, we will have direct access to the public capital markets to allow us to seek to finance our operations and growth without having to compete with IDT’s other businesses with respect to financing. As an independent entity, we will be in a position to pursue strategies our Board of Directors and management believe will create long-term stockholder value, including organic and acquisition growth opportunities, provided we continue to have access to capital.

●	Provide both companies heightened strategic flexibility to form strategic business alliances in their target markets, unencumbered by considerations of the potential impact on the other business.
●
Create our common equity shares, including options and restricted share units, in order to provide the appropriate incentive mechanisms to motivate and reward our management and employees. The common stock of the independent, publicly-traded ICTI will have a value that reflects the efforts and performance of our management and employees. As a result, we will be able to develop better incentive programs to attract and retain key employees through the use of stock-based and performance-based incentive plans that more directly link their compensation with our financial performance. These programs will be designed to more directly reward employees based on our performance.

●	Allow us to effect future acquisitions utilizing our common stock for all or part of the consideration and to issue a security more directly tied to the performance of our business.
●
Increase transparency and clarity into the different businesses of IDT and us. The investment community will be better able to evaluate the merits and future prospects of each company. This will enhance the likelihood that each company will receive an appropriate market valuation.

Neither we nor IDT can assure you that, following the spin-off, any of these benefits will be realized to the extent anticipated or at all. For a description of the factors that might impact our ability to achieve these benefits, see “Risk Factors.”

IDT’s Board of Directors also considered a number of other factors in evaluating the spin-off, including:

●	The one-time and on-going costs of the spin-off, and having us operate as an independent public company;
●	Our capital structure;
●	The possibility that disruptions in normal business may result, including as we perform functions that previously were provided by IDT; and
●
The risk that the combined trading prices of our Class B common stock and IDT Class B common stock after the distribution may be lower than the trading price of IDT Class B common stock before the distribution, and the possible reduced liquidity in the market for our Class B common stock, given the size of our operations and the absence of a listing of ICTI equity on an established market.

IDT’s Board of Directors concluded, however, that the potential long-term benefits of the spin-off outweigh these factors, and that separating us from IDT in the form of a tax-free distribution is appropriate and advisable.

Manner of Effecting the Spin-Off

The general terms and conditions relating to the spin-off will be set forth in the Separation Agreement between us and IDT. The spin-off will be effective at 11:59 p.m., New York City time on the distribution date, which is on or about ______2011. As a result of the spin-off, each IDT stockholder will receive one share of our Class A common stock for every five shares of IDT Class A common stock, and one share of our Class B common stock for every five shares of IDT Class B common stock held as of the record date.  In the spin-off, IDT will distribute all of the ICTI common stock it owns, which will represent approximately [94.5]% of the total ICTI common stock to be outstanding immediately following the spin-off.   The distribution agent will aggregate fractional shares of our Class A common stock into whole shares and fractional shares of our Class B common stock into whole shares, sell the respective whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the respective sales pro rata to each holder of our Class A common stock and Class B common stock, respectively, who otherwise would have been entitled to receive a fractional share in the distribution.  Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient stockholders as described in “Material U.S. Federal Income Tax Consequences of the Spin-Off” beginning on page 12.

In order to be entitled to receive shares of our common stock in the spin-off, IDT stockholders must be stockholders as of the record date. The distribution of unrestricted shares of our Class B common stock will be paid in book-entry form and physical stock certificates will be issued only to holders of our Class A common stock, holders of our Class B common stock who have transfer restrictions or upon request. Each share of our common stock that is distributed will be validly issued, fully paid and non-assessable and free of preemptive rights. See “Description of Our Capital Stock” beginning on page 30.

IDT stockholders will not be required to pay for shares of our common stock received in the spin-off or to surrender or exchange shares of IDT common stock in order to receive our common stock or to take any other action in connection with the spin-off. No vote of IDT stockholders is required or sought in connection with the spin-off, and IDT stockholders have no appraisal rights in connection with the spin-off.

If any stockholder of IDT on the record date sells shares of IDT common stock after the record date but on or before the spin-off date, the buyer of those shares, and not the seller, will become entitled to receive the shares of our common stock issuable in respect of the shares sold. See “— Trading Between the Record Date and Spin-Off Date” below for more information.

Trading Between the Record Date and Spin-Off Date

Shares of IDT Class B common stock will continue to be traded on the New York Stock Exchange (the “NYSE”) with the entitlement to ICTI shares through the period leading up to and on the Distribution Date.  This means that shares of IDT Class B common stock will trade with an entitlement to shares of ICTI common stock distributed pursuant to the spin-off.  Therefore, if stockholders sell shares of IDT Class B common stock at any time up to and including through the Distribution Date, stockholders will be selling their right to receive shares of ICTI common stock and, in the spin-off.  Stockholders are encouraged to consult with their financial advisors regarding the specific implications of buying or selling IDT securities. Shares of IDT Class B common stock will continue to trade “regular way” on the NYSE through the period prior to, on, and after the Distribution Date.

Results of the Spin-Off

After the spin-off, we will be a separately traded, public company. Immediately following the spin-off, we expect to have approximately 6 record holders of shares of our Class A common stock, and  approximately 108 record holders of shares of our Class B common stock based on the number of beneficial and record holders, respectively, of shares of IDT Class A common stock and Class B common stock. These numbers do not include the number of persons whose shares are in nominee or in “street name” accounts through brokers. The actual number of shares to be distributed will be determined on the record date and will reflect any exercise of IDT options between the date the Board of Directors of IDT declares the dividend for the spin-off and the record date for the spin-off.

We and IDT will be parties to a number of agreements that govern the spin-off and the future relationship between the two companies. For a more detailed description of these agreements, please see “Our Relationship with IDT After the Spin-” beginning on page 29.

Interest of ICTI Officers and Directors

The interest of our officers and board of directors in the spin-off is reflected in their stock ownership as set forth in the Security Ownership and Certain Beneficial Owners and Management table as certain of them will be receiving shares of our common stock as a result of the distribution.

Material U.S. Federal Income Tax Consequences of the Spin-Off

The following is a summary of the U.S. federal income tax consequences to IDT, the holders of IDT Class A common stock and Class B common stock, us and the holders of our Class A common stock and Class B common stock after the spin-off as of the date hereof. This summary does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as stockholders subject to the alternative minimum tax, tax-exempt entities, non-resident alien individuals, foreign entities, foreign trusts and estates and beneficiaries thereof, stockholders who acquire shares as compensation for services (including holders of IDT restricted stock who did not make a Section 83(b) election), banks, insurance companies, other financial institutions, traders in securities that use mark-to-market accounting, and dealers in securities or commodities. In addition, this summary does not address any state, local or foreign tax consequences. This summary is based upon provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, rulings of the Internal Revenue Service and such other relevant authorities, in effect on the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.

If a partnership holds IDT or our common stock, the tax treatment of a partner will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding IDT or our common stock, you should consult your tax advisors.

All stockholders should consult their own tax advisors concerning the specific tax consequences of the spin-off of our Class A common stock and Class B common stock to holders of IDT Class A common stock and Class B common stock  in light of their particular circumstances. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular investor.

IDT expects to receive an opinion by Day Pitney, LLP as to the U.S. federal income tax treatment of the distribution.  The opinion states that the distribution should qualify as a transaction described as a Section 368(a)(1)(D) of the Code and Section 355(a) of the Code.  An opinion of independent tax attorneys is not binding on the IRS or the courts. The opinion of Day Pitney, LLP is based on, among other things, current tax law and assumptions and representations as to factual matters made by IDT, which if incorrect in certain material respects, would jeopardize the conclusions reached by Day Pitney LLP in its opinion. Neither we nor IDT are currently aware of any facts or circumstances that would cause these assumptions and representations to be untrue or incorrect in any material respect or that would jeopardize the conclusions reached by Day Pitney, LLP in its opinion.

Assuming the distribution of our stock qualifies under Section 355 of the Code:

●
holders of IDT Class A common stock and Class B common stock will not recognize any income, gain or loss as a result of the receipt of shares of our Class A common stock and Class B  common stock in the spin-off;

●
holders of IDT common stock will apportion their adjusted tax basis of their IDT stock between such ICTI stock received in the spin-off in proportion to the relative fair market values of such stock at the time of the spin-off;

●
the holding period for our Class A common stock and Class B common stock received in the spin-off by holders of IDT Class A common stock and Class B common stock will include the period during which such holders held the IDT Class A common stock and Class B common stock with respect to which the spin-off was made; and

●	neither we nor IDT will recognize gain or loss as a result of the spin-off.

Current federal tax regulations also provide that if an IDT stockholder holds different blocks of IDT common stock (such as shares of IDT common stock purchased on different dates or at different prices), the aggregate basis for each block of such IDT common stock purchased or acquired on the same date and at the same price will be allocated, to the greatest extent possible, between the shares of our common stock (including any fractional share)  received in the spin-off in respect of such block of IDT common stock, and such block of IDT common stock, in proportion to their respective fair market values. The holding period of the shares of our common stock (including any fractional share) received in the spin-off in respect of such block of IDT common stock will include the holding period of such block of IDT common stock provided that such block of IDT common stock was held as a capital asset on the distribution date. If an IDT stockholder is not able to identify which particular shares of our common stock (including any fractional share) are received in the spin-off with respect to a particular block of IDT common stock, for purposes of applying the rules described above, the stockholder may designate which shares of our common stock (including any fractional share) are received in the spin-off in respect of a particular block of IDT common stock, provided that the number of shares so designated is consistent with the ratio of the total number of shares of our common stock distributed to the IDT stockholder in the spin-off to the total number of shares of IDT common stock on which the IDT stockholder received that distribution.

If you receive cash in lieu of a fractional share of our common stock, you will be treated as though you first received a distribution of the fractional share in the spin-off and then sold it for the amount of such cash. You will recognize capital gain or loss, provided that the fractional share is considered to be held as a capital asset, measured by the difference between the cash you receive for such fractional share and your tax basis in that fractional share, as determined above. Such capital gain or loss will be long-term capital gain or loss if your holding period (as determined above) for such fractional share is more than one year on the distribution date.

If the distribution were not to qualify as a tax-free spin-off under Section 355 of the Code, each IDT stockholder receiving shares of our common stock in the spin-off would be treated as if such stockholder had received a distribution in an amount equal to the fair market value of our common stock received, which would result in (1) a taxable distribution to the extent of such stockholder’s pro rata share of IDT’s current and accumulated earnings and profits, (2) a reduction in such stockholder’s basis in such IDT common stock,  to the extent the amount received exceeds such stockholder’s share of earnings and profits and (3) a taxable gain to the extent the amount received exceeds the sum of the amount treated as a distribution and the stockholder’s basis in the IDT common stock. Any such gain would be a capital gain if the IDT stock is held as a capital asset on the distribution date. In addition, IDT would recognize a taxable gain to the extent the fair market value of our common stock exceeded its tax basis in such common stock.

Even if the spin-off otherwise qualifies for tax-free treatment under Section 355 of the Code, IDT could recognize taxable gain if the spin-off is determined to be part of a plan or series of related transactions pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest in either IDT or us. Under the Code, any acquisitions of IDT or us within the four-year period beginning two years before the date of the spin-off are presumed to be part of such a plan. Regulations issued by the IRS, however, provide mitigating rules in many circumstances. Nonetheless, a merger, recapitalization or acquisition, or issuance or redemption of our common stock after the spin-off, in some circumstances, could be counted toward the 50% change of ownership threshold. As a result, we may be unable to engage in strategic or capital raising transactions that stockholders might consider favorable, or to structure potential transactions in the manner most favorable to us.

If you are a “significant distributee” with respect to the spin-off, you are required to attach a statement to your federal income tax return for the year in which the spin-off occurs setting forth our name and IRS employer identification number, IDT’s name and IRS employer identification number, the date of the spin-off, and the fair market value of the shares of our common stock that you receive in the spin-off.  Upon request, IDT will provide the information necessary to comply with this reporting requirement to each stockholder of record as of the record date.  You are a “significant distributee” with respect to the spin-off (i) if you own at least 5% of the outstanding shares of IDT common stock immediately before the spin-off or (ii) if you own IDT stock with an aggregate cash basis of $1 million dollars or more.  You should consult your own tax advisor concerning the application of this reporting requirement in light of your particular circumstances.

Certain State Income Tax Matters

The above discussion does not address any tax consequences of the spin-off other than the material U.S. federal income tax consequences set forth above.  IDT stockholders are encouraged to consult their tax advisor concerning all possible state income tax consequences of the spin-off.

Listing and Trading of common Stock

There is currently no public market for our common stock. We expect that our Class B common stock will be quoted on the [OTC Bulletin Board/Pink OTC Markets] under the symbol  [“__”].  We do not anticipate listing our Class A common stock on an exchange or quotation system.

We cannot predict what the trading prices for our common stock will be before or after the distribution date. We also cannot predict any change that may occur in the trading price of IDT Class B common stock as a result of the spin-off. Until our common stock is fully distributed and an orderly market develops in our common stock, the price at which it trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. See “Risk Factors--Risk Factors Generally Relating to Us and Our Common Stock.”

The shares of our common stock distributed to IDT stockholders will be freely transferable except for shares received by persons who may be deemed to be our “affiliates” under the Securities Act of 1933, as amended. Persons that may be considered affiliates of us after the spin-off generally include individuals or entities that control, are controlled by or are under common control with us. This may include some or all of our officers and directors as well as our principal stockholders. Persons that are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.

Spin-off Conditions and Termination

We expect that the spin-off will be effective on the distribution date, on or about _____, 2011 (the “distribution date”), provided that:

●
our registration statement on Form 10, of which this information statement is a part, shall have become effective under the Exchange Act and no stop order relating to the registration statement is in effect; and

●
no action, proceeding or investigation shall have been instituted or threatened before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of the spin-off, and no restraining order or injunction issued by any court of competent jurisdiction shall be in effect restraining the consummation of the spin-off; and

●	our receipt of a favorable opinion from Day Pitney LLP as to the spin-off’s tax-free status.

The fulfillment of the foregoing conditions will not create any obligation on IDT’s part to effect the spin-off, and the Board of Directors of IDT has reserved the right to amend, modify or abandon the spin-off and the related transactions at any time prior to the distribution date. The Board of Directors of IDT may also waive any of these conditions.

In addition, IDT has the right not to complete the spin-off and related transactions if, at any time, IDT’s Board of Directors determines, in its sole discretion, that the distribution is not in the best interests of IDT and its stockholders or that business conditions are such that it is not advisable to spin-off our business.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to IDT stockholders who will receive shares of our common stock in the spin-off. It is not and is not to be construed as an inducement or encouragement to buy or sell any securities. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither we nor IDT undertakes any obligation to update the information except in the normal course of our respective public disclosure obligations.

DIVIDEND POLICY

We were formed in March 2011 and have never paid cash dividends. Following the spin-off we do not expect to pay any cash dividends for the foreseeable future. Our current policy is to retain all of our earnings to finance future growth. Any future declaration of dividends will be subject to the discretion of our Board of Directors. If we were to receive substantial cash payments as a result of our efforts and did not have attractive opportunities to grow our asset base and business, we would consider paying dividends following receipt of such payments.

UNAUDITED PRO FORMA FINANCIAL DATA

The unaudited pro forma financial data reported below consists of an unaudited pro forma balance sheet as of January 31, 2011 and unaudited pro forma statements of operations for the six months ended January 31, 2011 and for the fiscal year ended July 31, 2010. The unaudited pro forma financial data reported below should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited financial statements as of July 31, 2010 and 2009 and for the years then ended and the notes thereto, and the unaudited interim financial statements as of January 31, 2011, and for the six months ended January 31, 2011 and 2010 and the notes thereto, all of which are included elsewhere in this Information Statement. Our unaudited pro forma financial data was prepared on the same basis as our audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly our financial position and results of operations for these periods.

The pro forma balance sheet adjustments assume that our spin-off from IDT occurred as of January 31, 2011. The pro forma adjustments to the statements of operations for the six months ended January 31, 2011 and for the year ended July 31, 2010 assume that the spin-off occurred as of August 1, 2009.

The following unaudited pro forma financial statements reflect IDT’s transfer to us of all of its assets and liabilities related to Innovative Communications Technologies, Inc., the contribution of $4 million in cash by IDT prior to the spin-off and the distribution by IDT to its stockholders of approximately 0.3 million shares of our Class A common stock and approximately 4.3 million shares of our Class B common stock.  In the distribution each IDT stockholder will receive one share of Innovative Communications Technologies, Inc. Class A common stock for every five shares of IDT Class A common stock and one share of Innovative Communications Technologies, Inc. Class B common stock for every five shares of IDT Class B common stock held on the record date for the spin-off.

 Before our separation from IDT, we will enter into the Separation Agreement and Tax Separation Agreement with IDT to effect the separation and provide a framework for our relationship with IDT after the spin-off.

The unaudited pro forma balance sheet and statements of operations included in this Information Statement have been derived from our audited financial statements and our unaudited interim financial statements included elsewhere in this Information Statement and do not purport to represent what our financial position and results of operations or cash flows actually would have been had the spin-off occurred on the date indicated, or to project our financial performance for any future period.

INNOVATIVE COMMUNICATIONS TECHNOLOGIES, INC.
PROFORMA CONDENSED BALANCE SHEET
AS OF JANUARY 31, 2011
(in thousands)
(unaudited)

	Historical	Pro Forma Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$—	$4,000	(A)	$4,000
Due from IDT Corporation	1,082	(1,082)	(B)	—

Total current assets	1,082			4,000
Total assets	$1,082			$4,000

Liabilities and equity
Current liabilities:
Accrued interest payable	$9			$9
Note payable – short-term portion	666			666

Total current liabilities	675			675

Total liabilities	675			675
Stockholders’ Equity :
Preferred stock, $.01 par value; authorized shares—10; no shares issued	—			—
Class A common stock, $.01 par value; authorized shares—1,000; historical no shares issued; pro forma 315 shares issued and outstanding	—	$3	(C)	3
Class B common stock, $.01 par value; authorized shares—6,000; historical no shares issued; pro forma 4,553 shares issued and outstanding	—	46	(C)	46
Additional paid-in capital	—	2,869	(A) (B)	2,869
Retained earnings	407			407
Total stockholders’ equity	407			3,325
Total liabilities and stockholders’ equity	$1,082			$4,000

INNOVATIVE COMMUNICATIONS TECHNOLOGIES, INC.
PROFORMA CONDENSED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JANUARY 31, 2011
(in thousands, except per share data)
(unaudited)

	Historical	Pro Forma Adjustments		Pro Forma

Revenue	$3,500			$3,500
Costs and expenses:
Legal and professional	280			280
Other general and administrative	116			116
Total costs and expenses	396			396
Income from operations	3,104			3,104
Interest expense	(25)			(25)
Income before income taxes	3,079			3,079
Provision for income taxes	(554)		(D)	(554)
Net income	$2,525			$2,525

Earnings per share:
Basic			(E)	$0.58
Diluted			(E)	$0.52

Weighted average number of shares used in calculating earnings per share
Basic				4,390
Diluted				4,868

INNOVATIVE COMMUNICATIONS TECHNOLOGIES, INC.
PROFORMA CONDENSED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JULY 31, 2010
(in thousands, except per share data)
(unaudited)

	Historical	Pro Forma Adjustments		Pro Forma

Costs and expenses:
Legal and professional	$761			$761
Other general and administrative	125			125
Total costs and expenses	886			886
Loss from operations	(886)			(886)
Interest expense	(50)			(50)
Net loss	$(936)			$(936)

Loss per share:
Basic and diluted			(E)	$(0.21)

Weighted average number of shares used in calculating basic and diluted loss per share				4,390

INNOVATIVE COMMUNICATIONS TECHNOLOGIES, INC.
NOTES AND MANAGEMENT’S ASSUMPTIONS
TO THE PROFORMA CONDENSED FINANCIAL STATEMENTS

(Unaudited)

The following is a description of the pro forma adjustments to the financial statements:

(A)	Reflected as if IDT made a $4 million cash contribution to us on January 31, 2011. In connection with the planned spin-off, IDT will transfer $4 million to us prior to the spin-off.

(B)	Reflected as if the amount due from IDT of $1,082 thousand was capitalized as a distribution on January 31, 2011.

(C)
Reflected as if the 0.3 million shares of Class A common stock and 4.6 million shares of Class B common stock were issued on January 31, 2011.  Such numbers will be reflected in the amended and restated certificate of incorporation of the Company to be filed prior to the distribution.  The Company’s current authorized capital stock consists of 1,500 shares of common stock of which 1,000 shares are outstanding.

(D)
Our historical financial statements include provisions for federal, state and foreign income taxes on a separate tax return basis for all periods presented. Accordingly, no provision for income taxes is provided as a pro forma adjustment.

(E)
Earnings (loss) per share is calculated as if 0.3 million shares of Class A common stock and 4.6 million shares of Class B common stock were issued and outstanding in all periods presented, including 0.5 million shares of Class B common stock which were restricted (non-vested). For the year ended July 31, 2010, the diluted earnings per share equals basic earnings per share because the Company had a net loss and the impact of the assumed vesting of the restricted stock would have been anti-dilutive.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are currently a subsidiary of IDT. Following the spin-off, our principal business, which is currently part of IDT, will consist of our ownership and deriving value from a portfolio of patents related to the communications, primarily related to Voice Over Internet Protocol or “VoIP” communications and the related licensing business.

The IP Business

Our principal business is the acquisition, development, licensing and protection of our intellectual property.  We presently own eleven patents issued by the U.S. Patent Office that relate to various communications technologies and include, among other things, patents facilitating the use of VoIP.  Our strategy is to pursue licensing and strategic business alliances with companies and other persons that make use of the technologies underlying our intellectual property as well as with other users of the technologies who benefit directly from the technologies including but not limited to corporate, educational and governmental entities.

We may seek to acquire additional patents in the future.  We continually review opportunities to acquire or license additional intellectual property for the purpose of pursuing licensing opportunities.

 Our intellectual property currently consists of the following patents:

●	U.S. Patent No. 6,108,704: Point-to-Point Internet Protocol;

●	U.S. Patent No. 6,131,121: Point-to-point computer network communication utility utilizing dynamically assigned network protocol addresses;

●	U.S. Patent No. 6,701,365: Point-to-Point Internet Protocol;

●	U.S. Patent No. 6,513,066: Establishing a point-to-point internet communication;

●	U.S. Patent No. 6,185,184: Directory server for providing dynamically assigned network protocol addresses;

●	U.S. Patent No. 6,829,645: Method and apparatus for establishing point-to-point communications over a computer network;

●	U.S. Patent No. 6,687,738: Establishing an internet telephone call using e-mail;

●	U.S. Patent No. 6,009,469: Graphic user interface for internet telephony application;

●	U.S. Patent No. 6,226,678: Method and apparatus for dynamically defining data communication utilities.

●	U.S. Patent No. 6,178,453: Virtual circuit switching architecture.

●	U.S. Patent No. 7,149,208: Method and apparatus for providing caller identification based responses in a computer telephony environment.

Our future success is largely dependent upon our proprietary technologies, our ability to protect our intellectual property rights and consummate license agreements with respect to our intellectual property.  The complexity of patent and common law, combined with our limited resources, create risk that our efforts to protect our patents may not be successful.  We cannot be assured that our patents will be upheld, or that third parties will not invalidate our patents.

The spin-off will separate our businesses from IDT Telecom, IDT Energy and IDT’s alternative energy initiatives, as well as other IDT interests.  We, along with IDT’s management, believe that the operational and growth prospects of our businesses may best be realized by a separation from those non-spun-off businesses based on several factors including synergies and growth prospects. Each of our businesses is described in more detail below.

The Company’s operations face challenges, including those outlined in the Risk Factors section of this information statement.  In particular, the Company faces challenges related to the enforcement of its intellectual property rights, obtaining financing for its operations and growth and the risk of alternative intellectual property right

The Company is developing plans and changes to its businesses to address each of these identified challenges.

In addition, ICTI will be operating as an independent public company following the spin-off.  While many of the costs of being a public company were already borne by the business units that are part of ICTI either directly or by allocation of corporate overhead from IDT, ICTI will need to have the proper infrastructure in place to perform the necessary, accounting, internal controls and reporting functions.  Management forecasts incremental costs of approximately $0.3 million in additional annual costs following the spin-off.

Reportable Segment

Our business will consist of one segment which will seek to maximize value on our patent assets, whether through licensing, enforcement of our rights against third parties or both.

Presentation of financial information

Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent assets and liabilities. Critical accounting policies are those that require application of management’s most subjective or complex judgments, often as a result of matters that are inherently uncertain and may change in subsequent periods. Management believes that currently none of our accounting policies are particularly subjective or complex. See Note 1 to the Financial Statements in this Information Statement for a complete discussion of our significant accounting policies.

Recent Accounting Standards

On February 1, 2010, we adopted the amendment to the accounting standard relating to fair value measurements, which is intended to improve the disclosures about fair value measurements in financial statements. Pursuant to the amendment, the adoption of the new disclosures about the activity within Level 3 of the fair value hierarchy is not required until August 1, 2011. We do not expect the adoption of these new disclosures to have an impact on our financial position, results of operations or cash flows.

 Results of Operations

We were incorporated in March 2011 in the state of Delaware. Our financial statements include the assets, liabilities, results of operations and cash flows relating to the business to be included in the spin-off, and are reflected as if we were a separate entity and operated our business in all periods presented.

Six Months Ended January 31, 2011 Compared to Six Months Ended January 31, 2010

Revenues.  In August 2010, we entered into a settlement, release and cross-license agreement in connection with a lawsuit asserting infringement of our patents. We received a payment of $3.5 million in August 2010 as a result of the agreement, which we recorded as revenue. We earned no revenues in fiscal 2010 and in prior years.

Legal and professional fees.  Legal and professional fees which relate to defending and enforcing our rights related to our patents decreased from $0.5 million in the six months ended January 31, 2010 to $0.3 million in the six months ended January 31, 2011. The decrease is mainly due to settlement of litigation in August 2010.

Other general and administrative expense.  Other general and administrative expense which consists mainly of compensation costs and corporate expenses increased from nil in the six months ended January 31, 2010 to $0.1 million in the six months ended January 31, 2011. The increase is mainly due to higher compensation costs of internal legal counsel.

Interest expense.  Interest expense relates to the note payable that was issued in our first quarter of fiscal 2010. The note was issued in connection with a conversion of liability for legal fees to a long-term note payable.

Income Taxes.  The provision for income taxes in the six months ended January 31, 2011 relates to the taxable income generated in that period. The deferred tax asset relating to net operating losses from years prior to fiscal 2011 was fully reserved against a valuation allowance.  In the six months ended January 31, 2011 and 2010, we were included in IDT’s consolidated federal income tax return. Our income taxes are presented on a separate tax return basis.

IDT currently remains subject to examinations of its income tax returns as follows: U.S. federal tax returns for fiscal 2009 and fiscal 2010, state and local tax returns generally for fiscal 2005 to fiscal 2010. We believe that we have adequately reserved for all tax positions, however amounts asserted by taxing authorities could be greater than the accrued amounts. Accordingly, additional tax provisions may be recorded in the future as revised estimates are made or the underlying matters are settled or resolved.

Year Ended July 31, 2010 Compared to Year Ended July 31, 2009

 Legal and professional fees.  Legal and professional fees decreased from $0.9 million in fiscal 2009 to $0.8 million in fiscal 2010. The decrease is mainly due to less fees incurred in fiscal 2010 in connection with the litigation that we settled in August 2010.

Other general and administrative expense.   Other general and administrative expense decreased from $0.2 million in fiscal 2009 to $0.1 million in the fiscal 2010. The decrease is mainly due to lower compensation costs of internal legal counsel.

Interest expense.  Interest expense relates to the note payable that was issued in our first quarter of fiscal 2010.

Income Taxes.  No provision for income taxes was recorded in fiscal 2010 and fiscal 2009, as we incurred continued losses in those year, and the deferred taxes relating to our net operating losses was fully reserved against a valuation allowance.

LIQUIDITY

General

Historically, we have satisfied our cash requirements primarily through funding from IDT. In connection with the spin-off, IDT will transfer $4 million to us prior to the spin-off. At January 31, 2011, our amount due from IDT was $1.1 million.  We currently expect that the cash that IDT will transfer to us will be sufficient to meet our anticipated cash requirements during the next twelve months.

 As of January 31, 2011, we had no cash, and our working capital (current assets less current liabilities) was $0.4 million.

(in millions)	Six months ended January 31 ,	Year ended July 31,
	2011	2010	2009
Cash flows provided by (used in)
Operating activities	$2.4	$(0.9)	$(3.9)
Financing activities	(2.4)	0.9	3.9
Increase in cash and cash equivalents	$—	$—	$—

Operating Activities

Our cash flow from operations varies significantly from quarter to quarter and from year to year, depending on our operating results and the timing of operating cash receipts and payments, specifically payments of trade accounts payable which are primarily for legal fees. The cash flows provided in the six months ended January 31, 2011 was due to the proceeds from the August 2010 settlement, partially offset by payment of legal fees. Cash used in fiscal 2010 and 2009 was mainly due to payment of legal fees.

On March 15, 2011, we granted two employees of IDT Corporation shares of our Class B common stock representing 5.5% of the our outstanding equity. The shares vested immediately.

Financing Activities

During all periods presented, IDT provided us with the cash required to fund our working capital requirements in our operations. In the six months ended January 31, 2011, and in fiscal 2010 and fiscal 2009, expenses paid by IDT on our behalf were an aggregate of $1.1 million, $0.9 million and $3.9 million, respectively. In the six months ended January 31, 2011, and in fiscal 2010 IDT paid on our behalf $0.7 million to repay our note payable. In fiscal 2011 our taxable income is offset against losses of IDT, as we were included in IDT’s consolidated federal tax return.  In addition, immediately prior to the spin-off, the balance of the amount due to or from IDT will be forgiven and accounted for as an increase or decrease in our equity.

In the first quarter of fiscal 2010, we converted a liability of $2.0 million into an unsecured note payable. The note bears interest at an annual rate of 5.1% and payable in three annual payments of $0.7 million, which include principal and interest. The first two payments were made in October 2009 and 2010. The remaining payment of $0.7 million is due in October 2011.

CONTRACTUAL OBLIGATIONS AND OTHER COMMERCIAL COMMITMENTS

We have no future contractual obligations or other commercial commitments as of January 31, 2011.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any “off-balance sheet arrangements,” as defined in relevant SEC regulations that are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources, other than the following.

In connection with the spin-off, we and IDT will enter into a tax separation agreement, which sets forth the responsibilities of IDT and us with respect to, among other things, liabilities for federal, state, local and foreign taxes for periods before and including the spin-off, the preparation and filing of tax returns for such periods and disputes with taxing authorities regarding taxes for such periods. IDT will be generally responsible for our federal, state, local and foreign income taxes for periods before and including the spin-off. We will be generally responsible for all other taxes relating to our business. We and IDT will each generally be responsible for managing those disputes that relate to the taxes for which each of us is responsible and, under certain circumstances, may jointly control any dispute relating to taxes for which both of us are responsible.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

Smaller reporting companies are not required to provide the information required by this item.

BUSINESS

Innovative Communications Technologies, Inc., a Delaware corporation, is currently a subsidiary of IDT Corporation. Following the spin-off, our principal business, which is currently part of IDT, will consist of our ownership and deriving value from a portfolio of patents related to communications, primarily related to Voice over Internet Protocol or “VoIP” communications.

The spin-off will separate our businesses from the remainder of IDT’s operations and holdings, including IDT Telecom, IDT Energy and IDT’s alternative energy initiatives, as well as other interests. We, along with IDT’s management, believe that the operational and growth prospects of our businesses may best be realized by a separation from those non-spun-off businesses based on several factors including synergies and growth prospects. Each of our businesses is described in more detail below.

Our principal business is the acquisition, development, licensing and protection of our intellectual property.  We presently own eleven patents issued by the U.S. Patent Office that primarily relate to various communications technologies and include, among other things, patents facilitating the use of VoIP.

Our strategy is to capitalize on our intellectual property by entering into licensing arrangements with parties involved in manufacturing VOIP equipment or providers of VoIP services.   We will also seek to enter into licensing arrangements with users of the proprietary technologies, including corporate, educational and governmental entities in those cases where the patent rights extend to the users of the technologies.

We do not anticipate manufacturing products utilizing our intellectual property or any of the proprietary technologies contained in our intellectual property. Accordingly, we do not anticipate establishing a manufacturing, sales or marketing infrastructure.  Consequently, we believe that our capital requirements will be less than the capital requirements for companies with such infrastructure requirements.

In connection with our activities relating to the protection of our intellectual property, it may be necessary to assert patent infringement claims against third parties that we believe are infringing our patents.  Our predecessor asserted six of the eleven patents in our portfolio in 2006 against eBay Inc., Skype Technologies SA, Skype Communications, S.A.R.L. and Skype, Inc.  That litigation concluded after pending for more than four years in federal district court.  Our predecessor entered into a favorable global settlement agreement with the defendants.

Our intellectual property currently consists of the following patents:

●	U.S. Patent No. 6,108,704: Point-to-Point Internet Protocol;

●	U.S. Patent No. 6,131,121: Point-to-point computer network communication utility utilizing dynamically assigned network protocol addresses;

●	U.S. Patent No. 6,701,365: Point-to-Point Internet Protocol;

●	U.S. Patent No. 6,513,066: Establishing a point-to-point internet communication;

●	U.S. Patent No. 6,185,184: Directory server for providing dynamically assigned network protocol addresses;

●	U.S. Patent No. 6,829,645: Method and apparatus for establishing point-to-point communications over a computer network;

●	U.S. Patent No. 6,687,738: Establishing an internet telephone call using e-mail;

●	U.S. Patent No. 6,009,469: Graphic user interface for internet telephony application;

●	U.S. Patent No. 6,226,678: Method and apparatus for dynamically defining data communication utilities.

●	U.S. Patent No. 6,178,453: Virtual circuit switching architecture.

●	U.S. Patent No. 7,149,208: Method and apparatus for providing caller identification based responses in a computer telephony environment.

 IDT is a party to an agreement which IDT will assign to us in connection with the consummation of the spin-off with a leading multi-national law firm pursuant to which such firm will provide legal services to us with respect to enforcement of our patents.  The terms of the agreement with the firm provide for us to pay fees solely out of proceeds of recoveries (subject to certain exceptions if we terminate the relationship) up to a maximum of 40% of those proceeds, and for the firm to advance expenses of the litigation.

MANAGEMENT

Directors and Executive Officers

Our president is currently Ira Greenstein. We anticipate retaining additional or replacement executives prior to the spinoff. Set forth below is information concerning our executive officers and directors.

Name	Age	Position
Ira A. Greenstein	50	President

Joyce J. Mason	51	Executive Vice President, General Counsel and Corporate Secretary

Set forth below is biographical information with respect to the Company’s current executive officers:

Ira A. Greenstein has been our President and Treasurer since our inception. Mr. Greenstein joined IDT in January 2000 and served as Counsel to the Chairman until July 2001. Since August 2001, Mr. Greenstein has served as the President of IDT. He also was a Director from December 2003 until December 2006. Prior to joining IDT, Mr. Greenstein was a partner in the law firm of Morrison & Foerster LLP from February 1997 to November 1999, where he served as the Chairman of that firm’s New York Office’s Business Department. Concurrently, Mr. Greenstein was General Counsel and Secretary of Net2Phone from January 1999 to November 1999. Prior to 1997, Mr. Greenstein was an associate in the New York and Toronto offices of the law firm Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Greenstein also served on the Securities Advisory Committee and as secondment counsel to the Ontario Securities Commission. Mr. Greenstein serves on the Boards of Directors of Document Security Systems, Inc. (AMEX:DMC), Ohr Pharmaceuticals, Inc., NanoVibronix, Inc. and Regal Bank of New Jersey. Mr. Greenstein received a B.S. from Cornell University and a J.D. from Columbia University Law School.

Joyce J. Mason has been our Secretary since our inception. Ms. Mason has served as an Executive Vice President of IDT since December 1998 and as General Counsel and Corporate Secretary of IDT since its inception. Ms. Mason also served as a director of IDT since its inception until December 2006. In addition, Ms. Mason is currently a director of Zedge Holdings, Inc., a subsidiary of IDT, and she also served as a director of IDT Telecom from December 1999 until May 2001 and as a director of Net2Phone from October 2001 until October 2004. Prior to joining IDT, Ms. Mason had been in private legal practice. Ms. Mason received a B.A. from the City University of New York and a J.D. from New York Law School.

Board of Directors

Currently, our Board of Directors is composed of Ira Greenstein and Joyce Mason. Prior to the spin-off, we intend to designate, and IDT intends, acting as majority stockholder, to elect replacement and additional directors such that a majority of our directors will be independent Each director will hold office, in accordance with our Restated Certificate of Incorporation (our “Certificate of Incorporation”) and By-laws, until the next annual meeting of stockholders and until his or her successor is duly elected and qualified.

CORPORATE GOVERNANCE

Committees of the Board of Directors

Prior to the spin-off, our Board of Directors will establish an Audit Committee. All members of the Audit Committee will meet the criteria for independence as established by our Corporate Governance Guidelines and under the Sarbanes-Oxley Act of 2002. The Board will establish a written charter for the Audit Committee, which will be available on our website located at __________. Following the spin-off, any changes to the charter will be reflected on our website.

Audit Committee

 The Audit Committee will consist solely of independent directors. The principal duties of the Audit Committee under its written charter include: (i) responsibilities associated with our external and internal audit staffing and planning; (ii) accounting and financial reporting issues associated with our financial statements and filings with the SEC; (iii) financial and accounting organization and internal controls; (iv) auditor independence and approval of non-audit services; and (v) “whistle-blower” procedures for reporting questionable accounting and audit practices.

The Audit Committee charter will require that all members of the Audit Committee be financially literate within the meaning of our Corporate Governance Guidelines, and that at least one member possess has sufficient accounting or financial management expertise to qualify as an “audit committee financial expert,” in accordance with SEC rules.

Governance Practices

Following the spin-off, we will observe corporate governance practices and principal governance documents which are designed to ensure that we maximize stockholder value in a manner that is consistent with both the legal requirements applicable to us and a business model that requires our employees to conduct business with the highest standards of integrity. Our Board will adopt and adhere to corporate governance principles which the Board and senior management believe promote this purpose, are sound and represent best practices, and will review these governance practices, the corporate laws of the State of Delaware under which we were incorporated and the regulations of the SEC, as well as best practices recognized by governance authorities to benchmark the standards under which it operates. Our principal governance documents will be as follows:

●	Corporate Governance Guidelines;

●	Board of Directors committee charters, including an Audit Committee charter; and

●	Code of Business Conduct and Ethics.

Our governance documents will be available following the distribution date on our web site at ______________.

Our Board of Directors, will regularly assess our governance practices in light of legal requirements and governance best practices.

Communications with the Board of Directors

After the spin-off, stockholders and other interested persons seeking to communicate directly with the Board of Directors or our independent directors should submit their written comments c/o Corporate Secretary at our principal executive offices set forth on page 5. The independent directors will review any such communication at the next regularly scheduled Board meeting unless, in his or her judgment, earlier communication to the Board is warranted.

If a stockholder communication raises concerns about the ethical conduct of us or our management, it should be sent directly to our Corporate Secretary at our principal executive offices set forth on page 5. The Corporate Secretary will promptly forward a copy of any such communication to the Chairman of the Audit Committee and other appropriate parties, and take such actions as they authorize to ensure that the subject matter is addressed by the appropriate committee of the Board, by management and/or by the full Board.

At the direction of the Board, we reserve the right to screen all materials sent to its directors for potential security risks, harassment purposes or routine solicitations.

Code of Business Conduct and Ethics

Our Board of Directors will adopt a Code of Business Conduct and Ethics which applies to our directors, Chief Executive Officer, Chief Financial Officer and other ICTI employees.

DIRECTOR COMPENSATION

Each non-employee director of the Company who attends at least 75% of the meetings of the Board of Directors during a calendar year will receive an annual cash retainer of $_________. Such payment is made in January of the calendar year following attendance of at least 75% of the Board meetings during the preceding year, and is pro-rated for non-employee directors who join the Board of Directors or depart from the Board of Directors during the prior year, if such director attended 75% of the applicable board meetings for such partial year. The Company’s Chief Executive Officer may, in his discretion, waive the requirement of 75% attendance by a director to receive the annual retainer in the case of mitigating circumstances.  Directors do not receive any annual fees for committee services, nor are there any additional fees paid to the lead independent director or audit committee financial expert.

EXECUTIVE COMPENSATION

Compensation of our Named Executive Officers

During such time as ICTI and the business that is to be transferred to ICTI was owned and conducted by IDT and its subsidiaries, no individual received any compensation in exchange for serving as an executive officer of that entity or business.  Disclosure of arrangements for compensating individuals who will serve as executive officers of ICTI will be provided when those arrangements are agreed upon.

 Following the spin-off, the compensation of our executive officers will be set by the Compensation Committee of our Board of Directors after discussions with management about the recommended levels and components of compensation for each of the individuals.

In general, it is anticipated that each of our executive officers will receive base compensation that is commensurate with the officer’s duties, responsibilities and compensation levels for similarly situated individuals in comparable positions.  In addition, executive officers may receive bonus compensation and compensatory equity-based awards.

Any bonus compensation to executive officers will be determined by our Compensation Committee based on factors it deems appropriate, including the achievement of specific performance targets and our financial and business performance.  No such targets have yet been established.

Equity compensation awards will generally be granted pursuant to the Long-Term Incentive Plan described below at levels determined by the Compensation Committee. No grants have been made nor has the Company agreed to any specific grant or level of grants.

We have adopted a long-term incentive plan, effective as of the distribution date, to provide equity compensation to our Board of Directors, our management and our employees. We have not committed to make any grants under such plan. Following the spin-off, the plan will be administered by our Compensation Committee.

Long-Term Incentive Plan

We intend to adopt, effective as of the distribution date, a long-term incentive plan, to be approved by IDT as our majority stockholder.

SECURITY OWNERSHIP BY
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of IDT’s common stock (and IDT Class A common stock assuming conversion of all shares of IDT Class A common stock into IDT common stock)  by (i) each person known by IDT to be the beneficial owner of more than 5% of the outstanding shares of IDT common stock, IDT Class A common stock or IDT Class B common stock, (ii) each of the IDT’s and ICTI’s directors and IDT’s Named Executive Officers, and (iii) all directors and executive officers of the Company and IDT as a group and Mr. Greenstein currently ICTI’s principal executive officer and principal financial officer and ICTI’s only current executive officer. Unless otherwise noted in the footnotes to the table, to the best of the Company’s knowledge, the persons named in the table have sole voting and investing power with respect to all shares indicated as being beneficially owned by them.

Unless otherwise noted, the security ownership information provided below is given as of January 31, 2011 and all shares are owned directly and is based on IDT’s securities filings. Percentage ownership information is based on the following amount of outstanding shares: (i) 5,084,447 shares of IDT common stock (assuming conversion of all 3,272,326 currently outstanding shares of IDT Class A common stock into common stock for the percentage ownership information of Howard Jonas) and (ii) 17,905,476 shares of Class B common stock. The information in the following table is based on the reports filed with the SEC as of the date of the date hereof, but, due to the timing of the filing of this Information Statement, may not reflect in all instances the changes in ownership which resulted from the consummation of the Exchange Offer, pursuant to which 1,916,547 shares of Common Stock were exchanged for 1,916,547 shares of Class B Common Stock.

Name	Number of Shares of Common Stock		Percentage of Ownership of Common Stock	Number of Shares of Class B Common Stock		Percentage of Ownership of Class B Common Stock	Percentage of Aggregate Voting Power d
Howard S. Jonas	4,764,039	(1)	93.7%	1,825,339	(2)	10.2%	85.6	% (3)
520 Broad Street Newark, NJ 07102

Dimensional Fund Advisors, Inc.	273,739	(4)	5.4%	1,067,577	(4)	6.0%	2.8%
1299 Ocean Avenue Santa Monica, CA 90401

Kahn Brothers & Co., Inc.	648,517	(4)	12.8%	42,221	(4)	*	4.9%
555 Madison Avenue 22nd Floor New York, NY 10022

Renaissance Technologies Corp.	119,832	(5)	2.4%	1,051,765	(4)	5.9%	1.7%
800 Third Avenue 33rd Floor New York, NY 10022

IDT's directors, Named Executive Officers and other executive officers as a group (13 persons)	4,764,039	(6)	93.7%	2,976,894		16.5%	86.4%

Ira Greenstein Broad Street Newark, NJ 07102				133,417	(7)	*	*

Joyce Mason 520 Broad Street Newark, NJ 07102				67,821	(8)	*	*

All ICTI's directors, Named Executive Officers and other executive officers as a group (2 persons)				201,238		1.1%	*

*	Less than 1%.
d
Voting power represents combined voting power of common stock (one vote per share), IDT Class A common stock (three votes per share) and IDT Class B common stock (one-tenth of one vote per share). Excludes stock options.

(1)
Consists of an aggregate of 3,272,326 shares of IDT Class A common stock and 1,491,713 shares of common stock, consisting of (i) 1,469,706 shares of IDT Class A common stock held by Mr. Jonas directly, (ii) 6,523 shares of IDT Class A common stock held by the Jonas Family Limited Partnership, (iii) 486,813 shares of IDT Class A common stock held by Howard S. Jonas 2009 Annuity Trust I, (iv) 1,309,284 shares of IDT Class A common stock held by Howard S. Jonas 2009 Annuity Trust II, (v) 275,047 shares of common stock beneficially owned by the Jonas Foundation, (vi) 333,333 shares of common stock beneficially owned by the Howard S. and Deborah Jonas Foundation, Inc. and (vii) 883,333 shares of restricted common stock held by Mr. Jonas directly. Mr. Jonas is the General Partner of the Jonas Family Limited Partnership and, with his wife Deborah Jonas, is the co-trustee of each of The Jonas Foundation, the Howard S. and Deborah Jonas Foundation, the Howard S. Jonas 2009 Annuity Trust I and the Howard S. Jonas 2009 Annuity Trust II.

(2)
Consists of (i) 333,141 shares of IDT Class B common stock held by Mr. Jonas directly, (ii) 300,000 shares of IDT Class B common stock beneficially owned by the Howard S. and Deborah Jonas Foundation, Inc., (iii) 6,523 shares of IDT Class B common stock beneficially owned by the Jonas Family Limited Partnership, (iv) an aggregate of 7,780 shares of IDT Class B common stock beneficially owned by custodial accounts for the benefit of the children of Mr. Jonas (of which Mr. Jonas is the custodian), (v) 1,176,427 shares of restricted IDT Class B common stock held by Mr. Jonas directly and (vi) 1,468 shares of IDT Class B common stock held by Mr. Jonas in his 401(k) plan account as of January 31, 2011. Does not include an aggregate of 1,045,089 shares of IDT Class B common stock beneficially owned by trusts for the benefit of the children of Mr. Jonas, as Mr. Jonas does not exercise or share investment control of these shares.

(3)
In addition, by virtue of his voting control of the Company, Mr. Jonas is deemed to beneficially own 157,500 shares of common stock of IDT Telecom, Inc., which are owned by the Company. Mr. Jonas disclaims beneficial ownership of these shares. Mr. Jonas has agreed to ensure that his voting power will not increase due to the Exchange Offer and the conversion. During the pendency of the Exchange Offer and Recapitalization, this was and will continue to be accomplished through an agreement, whereby Mr. Jonas agrees not to exercise certain voting power of shares of IDT Class A common stock over which he exercises voting control, to the extent that it would result in his exercising more than 76.1% of the total voting power of all outstanding capital stock of IDT, which was the voting power of shares of our capital stock over which Mr. Jonas exercised voting control immediately prior to the commencement of the Exchange Offer.

(4)	According to Schedule 13G calculating the number of shares as of December 31, 2010.
(5)	According to Schedule 13F calculating the number of shares as of December 31, 2010.
(6)	Consists of the shares set forth above with respect to the Named Executive Officers and directors. No other executive officers own shares of common stock.
(7)	Consists of (a) 1,417 shares of Class B Common Stock held by Mr. Greenstein in his 401(k) plan account as of January 31, 2011, (b) 81,856 shares of Class B Common Stock of the Company issuable upon the exercise of stock options exercisable within 60 days and (c) 20,000 shares of restricted Class B Common Stock, each held by Mr. Greenstein directly.
(8)	Consists of (a) 1,578 shares of Class B Common Stock held by Ms. Mason in her 401(k) plan account as of January 31, 2011, (b) 30,255 shares of Class B Common Stock of the Company issuable upon the exercise of stock options exercisable within 60 days, (c) 10,000 shares of restricted Class B Common Stock, each held by Ms. Mason directly and (d) 1,396 shares of Class B Common Stock in her Employee Stock Purchase Program accounts.

OUR RELATIONSHIP WITH IDT AFTER THE SPIN-OFF
AND RELATED PERSON TRANSACTIONS

General

In connection with the spin-off, we and IDT will enter into the Separation Agreementand the Tax Separation Agreement to complete the separation of our businesses from IDT and to distribute our common stock to IDT stockholders. These agreements will govern the relationship between us and IDT after the distribution and will also provide for the allocation of employee benefits, taxes and other liabilities and obligations attributable to periods prior to the distribution. These agreements will have been prepared before the distribution, and will reflect agreement between affiliated parties established without arms-length negotiation. However, we believe that the terms of this agreement will equitably reflect the benefits and costs of our ongoing relationships with IDT.

The expected terms of these agreements, which are subject to change prior to the spin-off, are summarized below. We may enter into other agreements with IDT prior to or concurrently with the separation that would relate to other aspects of our relationship with IDT following the spin-off. Following the separation, we may enter into other commercial agreements with IDT from time to time, the terms of which will be determined at those relevant times.

Copies of these agreements described below will be filed as exhibits to our Form 10, of which this information statement is a part. The summaries of the material agreements are qualified in their entireties by reference to the full text of the agreements. We encourage you to read the full text of these material agreements.

Separation and Distribution Agreement

The Separation and Distribution Agreement will set forth the agreement between us and IDT with respect to the principal corporate transactions required to effect our separation from IDT; the distribution of our shares to IDT stockholders; and other agreements governing the relationship between IDT and us following the separation. IDT will only consummate the spin-off if specified conditions are met or approved by the IDT board. These conditions are intended to include, among others, final approval of the distribution given by the Board of Directors of IDT, and the actions and filings necessary or appropriate under Federal and state securities laws and state blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the distribution shall have been taken and, where applicable, become effective or accepted. For additional information regarding conditions to the distribution, see “The Spin-Off--Spin-Off Conditions and Termination” on page 14.

Even if these conditions are satisfied, other events or circumstances could occur that could impact the timing or terms of the spin-off or IDT’s ability or plans to consummate the spin-off. As a result of these factors, the spin-off may not occur and, if it does occur, it may not occur on the terms or in the manner described, or in the timeframe currently contemplated.

The Contribution

In connection with the distribution, IDT will contribute to us certain assets, as described in this information statement Following the spin-off, IDT will have no interest in our assets and business and will have no obligation with respect to our liabilities after the distribution other than as described below and set forth in more detail in the Separation Agreement. Similarly, we will have no interest in the assets of IDT’s other business segments and will have no obligation with respect to the liabilities of IDT’s retained businesses after the distribution other than as described below and set forth in more detail in the Separation Agreement.

The Distribution

Following the satisfaction or waiver of all conditions to the distribution as set forth in the Separation Agreement, IDT will deliver to the distribution agent certificates representing all of the outstanding shares of our Class A common stock and Class B common stock the IDT owns. IDT will instruct the distribution agent to distribute those shares on _________2011 or as soon thereafter as practicable, so that each IDT stockholder will receive one share of our Class A common stock for every five shares of IDT Class A common stock and one share of our Class B common stock for every five shares of IDT Class B common stock, each as such stockholder owns as of the record date of the spin-off.

Termination.

The Separation Agreement will provide that it may be terminated by IDT at any time prior to the distribution date.

Liabilities and Indemnification

Generally, IDT will indemnify us, and we will indemnify IDT, for losses related to the failure of the other to pay, perform or otherwise discharge, any of the its liabilities and obligations set forth in the Separation Agreement.

Expenses

Except as expressly set forth in the Separation Agreement, whether or not the separation and distribution are completed, all third party fees, costs and expenses paid or incurred in connection with the transactions contemplated by the Separation Agreement will be paid by IDT.

Tax Separation Agreement

In connection with the spin-off, we and IDT will enter into a tax separation agreement, which sets forth the responsibilities of IDT and us with respect to, among other things, liabilities for federal, state, local and foreign taxes for periods before and including the spin-off, the preparation and filing of tax returns for such periods and disputes with taxing authorities regarding taxes for such periods. IDT will be generally responsible for our federal, state, local and foreign income taxes for periods before and including the spin-off. We will be generally responsible for all other taxes relating to our business. We and IDT will each generally be responsible for managing those disputes that relate to the taxes for which each of us is responsible and, under certain circumstances, may jointly control any dispute relating to taxes for which both of us are responsible.

Related Person Transactions

There is a brother/sister relationship between Howard S. Jonas controlling stockholder, and Joyce J. Mason, Secretary and Director. Ms. Mason’s total compensation was $370,400 and $357,587 during Fiscal 2010 and Fiscal 2009, respectively. Ms. Mason’s current annual base salary is $310,400.

 For a complete list of IDT’s fiscal 2010 related person transactions, please see IDT’s 2010 Proxy Statement, filed with the SEC on November 3, 2010.

LEGAL PROCEEDINGS

As of August 4, 2010, our predecessors with respect to ownership of our patents which were party to the cases, eBay Inc., Skype Technologies SA, Skype Communications, S.A.R.L. and Skype, Inc. settled all outstanding disputes among the parties, including two patent infringement lawsuits that were pending in the United States District Court for the Western District of Arkansas. On June 1, 2006, Net2Phone, an IDT affiliate and prior owner of our patents, instituted a lawsuit against eBay Inc., Skype Technologies SA, and Skype, Inc. in the United States District Court for the District of New Jersey (the New Jersey Action) alleging infringement of certain United States Patents owned by Net2Phone. The defendants denied any liability with respect to our claims and certain of them asserted counterclaims. On February 20, 2008, eBay Inc. instituted a lawsuit against us and certain of our subsidiaries in the United States District Court for the Western District of Arkansas (the Arkansas Action) alleging infringement of United States Patent No. 6,067,350 and we counterclaimed for, among other things, declarations of non-infringement and invalidity of the patent, and alleged infringement of certain United States Patents. In August 2010, we and the other parties entered into a settlement, release and cross-license agreement in order to resolve the New Jersey Action, the Arkansas Action and all other pending or threatened claims and disputes between the parties without further litigation and without any admissions with respect to the claims and counterclaims. Financial and other terms of the settlement are confidential.

The New Jersey Action is unlikely to impact ICTI’s future litigation as  the Court did not issue a  ruling construing the claim terms of the patents, commonly known as a Markman ruling.

A number of our patents 6,108,704; 6,131,121; 6,701,365; 6,513,066; and 6,009,469 were subject to an ex-parte reexamination at the United States Patent & Trademark Office.   The Patent & Trademark Office has issued a Certificate of Reexamination for each of these patents, except 6,009,469.  A Notice of Intent to Issue a Certificate of Reexamination for 6,009,469 has issued.

DESCRIPTION OF OUR CAPITAL STOCK

As of the date of the spin-off, our authorized capital stock will consist of one million shares of Class A common stock, six million shares of Class B Common Stock, and ten thousand shares of Preferred Stock. We are registering shares of our Class B common stock under the Securities Exchange Act of 1934, as amended, under our registration statement on Form 10 filed with the SEC. We are not registering our Class A common stock. We do not anticipate that any shares of Preferred Stock will be outstanding as of the date of the spin-off.

The following statements set forth the material terms of our classes of authorized stock; however, reference is made to the more detailed provisions of, and such statements are qualified in their entirety by reference to, our Certificate of Incorporation, which has been filed as an exhibit to the registration statement of which this information statement forms a part.

Class A Common Stock

Holders of shares of Class A common stock will be entitled to three votes for each share on all matters to be voted on by the stockholders. Holders of Class A common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor.  Holders of Class A common stock may, at their option, convert each share into one share of Class B common stock.  In the distribution, each IDT stockholder will receive one share of Holdings Class A common stock for every five shares of IDT Class A common stock held on the record date.

Class B Common Stock

Holders of shares of Class B common stock are entitled to one-tenth of one vote for each share on all matters to be voted on by the stockholders. Holders of Class B common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor.  There are no conversion or redemption rights or sinking fund provisions with respect to the Class B common stock.  In the distribution, each IDT stockholder will receive one share of Holdings Class B common stock for every five shares of IDT Class B common stock held on the record date.

Assuming conversion of all of IDT Common Stock to shares of IDT Class B common stock and the conversion of a number of IDT Class A common stock into shares of IDT Class B common stock as more fully described in IDT’s proxy statement, there will be outstanding  approximately 1.6 million  shares of IDT Class A common stock and  approximately 21.6 million shares of IDT Class B common stock.  Based on those numbers, we anticipate that upon the distribution, there will be approximately 0.3 million shares of our Class A common stock and approximately 4.3 million shares of our Class B common stock outstanding, including 0.3 million shares of our Class B common stock that will not be held by IDT immediately prior to the spin-off.

Preferred Stock

The Board of Directors has the authority to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders.

As of March 15, 2011, no shares of IDT preferred stock were outstanding. We do not anticipate that there will be any shares of our preferred stock outstanding upon the distribution.

Anti-Takeover Effects of Our Charter and By-Laws

Some provisions of Delaware law and our Certificate of Incorporation and By-Laws could make the following more difficult:

•	acquisition of us by means of a tender offer;
•	acquisition of us by means of a proxy contest or otherwise; or
•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Certificate of Incorporation; By-Laws

Our Certificate of Incorporation and By-Laws contain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are summarized below.

Undesignated Preferred Stock. The authorization of our undesignated preferred stock makes it possible for our Board of Directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Size of Board and Vacancies. Our Certificate of Incorporation provides that the number of directors on our Board of Directors will be fixed exclusively by our Board of Directors. Newly created directorships resulting from any increase in our authorized number of directors or any vacancies in our Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the vote of our remaining directors in office.

Stockholder Meetings. Under our By-Laws, only our (i) Chairman of the Board, (ii) Chief Executive Officer, or (iii) Corporate Secretary may call special meetings of our stockholders.

Indemnification and Limitation of Liability of Directors and Officers

Our Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporate Law (“DGCL”), our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(7) of the DGCL, however, states that such a provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to unlawful dividends, distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit.

Our By-Laws provide that we shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which such person is involved by reason of the fact that he is or was a director or officer of ours if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in our right, such director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to us unless a court determines otherwise.

We may enter into agreements to indemnify our directors and officers in addition to the indemnification provided for in our Certificate of Incorporation. Such agreements, among other things, would indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our rights, on account of services as our director or officer or as a director or officer of any subsidiary of ours, or as a director or officer of any other company or enterprise to which the person provides services at our request.

We intend to obtain directors and officers’ liability insurance providing coverage to our directors and officers.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 10 with respect to the shares of our Class B common stock to be received by the stockholders of IDT in the spin-off. This information statement does not contain all of the information set forth in the Form 10 registration statement and the exhibits to the Form 10 registration statement. For further information with respect to ICTI and the shares of our common stock, reference is hereby made to the Form 10 registration statement, including its exhibits. Statements made in this information statement relating to the contents of any contract, agreement or other documents are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document, with each such statement being qualified in all respects by reference to the document to which it refers. You may review a copy of the Form 10 registration statement, including its exhibits, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, copies of the Form 10 registration statement and related documents may be obtained through the SEC Internet address at http://www.sec.gov.

As a result of the spin-off, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, will file reports, proxy statements and other information with the SEC. After the spin-off, these reports, proxy statements and other information may be inspected and copied at the public reference facilities of the SEC listed above. You also will be able to obtain copies of this material from the public reference facilities of the SEC as described above, or inspect them without charge at the SEC’s website.

In addition, we intend to furnish holders of our common stock with annual reports containing consolidated financial statements audited by an independent accounting firm.

INDEX TO FINANCIAL STATEMENTS*

INNOVATIVE COMMUNICATIONS TECHNOLOGIES, INC.

______________
* As described in the Risk Factors and elsewhere in the information statement, these financial statements should not be relied upon as an indication of our future financial performance or expense structure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
FINANCIAL STATEMENTS

The Board of Directors and Stockholders of Innovative Communications Technologies, Inc.,

We have audited the accompanying balance sheets of Innovative Communications Technologies, Inc. (the “Company”) as of July 31, 2010 and 2009, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended July 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Innovative Communications Technologies, Inc. at July 31, 2010 and 2009, and the results of their operations and their cash flows for each year in the two-year period ended July 31, 2010, in conformity with generally accepted accounting principles in the United States of America.

/s/ Zwick and Banyai, PLLC

Zwick and Banyai, PLLC
Southfield, Michigan

March 15, 2011

INNOVATIVE COMMUNICATIONS TECHNOLOGIES, INC.

BALANCE SHEETS

July 31, (in thousands, except share data)	2010	2009
ASSETS
CURRENT ASSETS:
Due from IDT Corporation	$—	$900
TOTAL CURRENT ASSETS	—	900
TOTAL ASSETS	$—	$900
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$105	$1,082
Accrued interest payable	50	—
Due to IDT Corporation	663	—
Note payable – current portion	634	—
TOTAL CURRENT LIABILITIES	1,452	1,082
Note payable – long-term portion	666	—
Long-term liability	—	1,000
TOTAL LIABILITIES	2,118	2,082
Commitments and contingencies
STOCKHOLDERS’ DEFICIT:

Common stock, $.01 par value; authorized shares—1,500; no shares issued	—	—
Accumulated deficit	(2,118)	(1,182)
TOTAL STOCKHOLDERS’ DEFICIT	(2,118)	(1,182)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$—	$900

See accompanying notes to financial statements.

INNOVATIVE COMMUNICATIONS TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

Year ended July 31, (in thousands)	2010	2009
COSTS AND EXPENSES:
Legal and professional fees	$761	$937
Other general and administrative	125	245
TOTAL COSTS AND EXPENSES	886	1,182
LOSS FROM OPERATIONS	(886)	(1,182)
Interest expense	(50)	—
NET LOSS	$(936)	$(1,182)

See accompanying notes to financial statements.

INNOVATIVE COMMUNICATIONS TECHNOLOGIES, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

(in thousands)

	Accumulated Deficit	Total Stockholders’ Deficit
BALANCE AT JULY 31, 2008	$—	$—
Net loss for the year ended July 31, 2009	(1,182)	(1,182)
BALANCE AT JULY 31, 2009	(1,182)	(1,182)
Net loss for the year ended July 31, 2010	(936)	(936)
BALANCE AT JULY 31, 2010	$(2,118)	(2,118)

See accompanying notes to financial statements.

INNOVATIVE COMMUNICATIONS TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

Year ended July 31 (in thousands)	2010	2009
OPERATING ACTIVITIES
Net loss	$(936)	$(1,182)
Change in assets and liabilities:
Accounts payable	23	(2,683)
Accrued interest payable	50	—
Net cash used in operating activities	(863)	(3,865)
FINANCING ACTIVITIES
Funding provided by IDT Corporation, net	1,563	3,865
Repayment of note payable	(700)	—
Net cash provided by financing activities	863	3,865
Net increase in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of year	—	—
Cash and cash equivalents at end of year	$—	$—

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES
Liability converted to note payable	$1,000	$—

See accompanying notes to financial statements.

INNOVATIVE COMMUNICATIONS TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Business and Summary of Significant Accounting Policies

Description of Business
Innovative Communications Technologies, Inc. (the “Company”), a Delaware corporation, is currently a subsidiary of IDT Corporation. The Company was incorporated in March 2011. Following the spin-off, the Company’s principal business, which is currently part of IDT Corporation, will consist of its ownership and deriving value from certain intellectual property (“IP”), specifically a portfolio of patents related to communications, primarily related to Voice over Internet Protocol (“VoIP”) communications and related licensing business. The Company believes that many parties, including many participants in the telecommunications industry are operating by infringing on one or more of these patents and the Company intends to seek to license those patents and enforce its rights in order to generate revenue.

The Company’s patent portfolio consists of United States Patents Nos.6,108,704; 6,131,121; 6,701,365; 6,513,066; 6,185,184; 6,829,645; 6,687,738; 6,009,469; 6,226,678; 7,149,208 and 6,178,453 and these patents are the Company’s core assets. The Company’s patents have finite lives, and the patents start to expire on September 25, 2015.

The “Company” in these financial statements refers to Innovative Communications Technologies, Inc., as if Innovative Communications Technologies, Inc. existed and operated on a stand-alone basis in all periods presented.

IDT Corporation has approved the spin-off of the Company through a distribution to the holders of IDT Corporation’s Class A common stock and Class B common stock of all of the shares of the Company held by IDT Corporation. The spin-off will separate the Company from the remainder of IDT’s operations and holdings. Following the spin-off, IDT’s business will consist of IDT Telecom, Genie Energy – consisting of IDT Energy and IDT’s non-conventional energy operations, IDT’s interests in Zedge and Fabrix, as well as other interests. The Company, along with IDT Corporation’s management, believes that the operational and growth prospects of the Company’s business may best be realized by a separation from those that will remain with IDT Corporation based on several factors including synergies and growth prospects. As a separate company, investors will have the ability to independently value the Company in contrast to IDT Corporation’s telecom and energy businesses.

Basis of Accounting
The financial statements for the periods prior to the incorporation of the Company in March 2011 reflect the financial position, results of operations, changes in stockholders’ deficit and cash flows of the IP business (the “Business”) that was transferred to the Company by IDT Corporation as if the transfer was completed on August 1, 2008 and as if the Company were a separate entity for all periods presented. However, for all periods presented, the Business was directly or indirectly legally owned and operated by IDT Corporation. The financial statements have been prepared using the historical basis for the assets and liabilities and historical results of operations related to the Business. The Company had no cash balance as of July 31, 2010 and 2009, as no specific cash accounts were designated for the Business by IDT Corporation. It is assumed in these financial statements that cash to pay the Company’s liabilities was funded by advances from IDT Corporation.

Legal and professional fees, salaries, and employee benefits, have been allocated to the Company based on specific identification. Other general and administrative expenses have been allocated to the Company based on estimates of the incremental costs related to the Company incurred by IDT Corporation. Management believes that these allocations reasonably approximate the costs incurred by IDT Corporation on behalf of the Company’s operations. However, the costs allocated to the Company are not necessarily indicative of the costs that would have been incurred if the Company had been a stand-alone entity. Therefore, the financial information included herein may not necessarily reflect the financial position, results of operations, changes in stockholders’ deficit and cash flows of the Company had it been a separate, stand-alone entity during the periods presented and they may not be indicative of the financial position, results of operations, changes in stockholders’ deficit and cash flows of the Company to be expected in the future.

The financial statements have been prepared on the basis that the Company will continue as a going concern. The Company has incurred recurring losses from operations for all periods presented and has an accumulated deficit of $2.8 million at July 31, 2010. In order for the Company to meet its obligations and other cash flow needs, IDT Corporation will provide the Company with $4 million prior to the spin-off. Management believes that this funding is sufficient to finance its operations.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Revenue Recognition
Revenues from royalties are recognized over the contractual period. Revenues from settlements or from litigation are recognized when the settlement is reached or when judgment is finalized. The Company did not generate revenues in fiscal 2009 or fiscal 2010.

Legal and Professional Fees
Legal and professional fees incurred to defend and enforce the Company’s rights related to its patents are expensed as incurred.

Income Taxes
The accompanying financial statements include provisions for federal, state and foreign income taxes on a separate tax return basis.

The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the period in which related temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in its assessment of a valuation allowance. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date of such change.

The Company uses a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return. The Company determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, the Company presumes that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. Tax positions that meet the more-likely-than-not recognition threshold are measured to determine the amount of tax benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in one or more of the following: an increase in a liability for income taxes payable, a reduction of an income tax refund receivable, a reduction in a deferred tax asset, or an increase in a deferred tax liability.

Contingencies
The Company accrues for loss contingencies when both (a) information available prior to issuance of the financial statements indicates that it is probable that a liability had been incurred at the date of the financial statements and (b) the amount of loss can reasonably be estimated. When the Company accrues for loss contingencies and the reasonable estimate of the loss is within a range, the Company records its best estimate within the range. When no amount within the range is a better estimate than any other amount, the Company accrues the minimum amount in the range. The Company discloses an estimated possible loss or a range of loss when it is at least reasonably possible that a loss may have been incurred.

Recently Adopted Accounting Standards and Recently Issued Accounting Standards Not Yet Adopted
In September 2009, the Company adopted changes issued by the FASB to the authoritative hierarchy of U.S. GAAP. These changes establish the FASB Accounting Standards Codification™ (or Codification) as the source of authoritative U.S. GAAP for all non-governmental entities. Rules and interpretive releases of the U.S. Securities and Exchange Commission (the “SEC”) under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. The Codification did not change or alter existing U.S. GAAP. The adoption of these changes had no impact on the Company’s financial position, results of operations or cash flows.

On February 1, 2010, the Company adopted the amendment to the accounting standard relating to fair value measurements, which is intended to improve the disclosures about fair value measurements in financial statements. The main provisions of the amendment require new disclosures about (1) transfers in and out of the three levels of the fair value hierarchy and (2) activity within Level 3 of the hierarchy. In addition, the amendment clarifies existing disclosures about (1) the level of disaggregation of fair value measurements, (2) valuation techniques and inputs used to measure fair value, and (3) postretirement benefit plan assets. The adoption of the changes to the disclosures about fair value measurements did not have an impact on the Company’s financial position, results of operations or cash flows. Pursuant to the amendment, the adoption of certain of the disclosures about the activity within Level 3 is not required until August 1, 2011. The Company does not expect the adoption of these changes to its disclosures about fair value measurements to have an impact on its financial position, results of operations or cash flows.

Note 2—Income Taxes

The differences between income taxes expected at the U.S. federal statutory income tax rate and income taxes provided are as follows:

Year ended July 31 (in thousands)	2010	2009
U.S. federal income tax at statutory rate	$555	$414
Valuation allowance	(555)	(414)
PROVISION FOR INCOME TAXES	$—	$—

The Company has no unrecognized income tax benefits.

The Company is a member of IDT Corporation’s consolidated group, therefore its net operating losses were included in IDT Corporation’s tax return and will not remain with the Company following the spin-off. IDT Corporation currently remains subject to examinations of its consolidated U.S. federal tax returns for fiscal 2009 and fiscal 2010. The Company believes that it has adequately reserved for all tax positions, however amounts asserted by taxing authorities could be greater than the accrued amounts. Accordingly, additional tax provisions may be recorded in the future as revised estimates are made or the underlying matters are settled or resolved.

Note 3— Note payable

In the first quarter of fiscal 2010, the Company converted a liability of $2.0 million into an unsecured note payable. The note bears interest at an annual rate of 5.1% and payable in three annual payments of $0.7 million, which include principal and interest. The first payment was made in October 2009.

The estimated future principal payments for the note payable as of July 31, 2010 are as follows:

(in thousands)

October 2010 – short-term portion	$634
October 2011 – long-term portion	666
Total note payable	$1,300

Note 4— Equity

Class A Common Stock and Class B Common Stock
The rights of holders of Class A common stock and Class B common stock are identical except for certain voting and conversion rights as follows. The holders of Class A common stock will be entitled to three votes per share, and the holders of Class B common stock will be entitled to one-tenth of one vote per share. Each share of Class A common stock may be converted into one share of Class B common stock, at any time, at the option of the holder.

Note 5—Commitments and Contingencies

Legal Proceedings
The Company is not subject to any legal proceedings.

Note 6—Related Party Transactions

IDT Corporation charges the Company for certain transactions and allocates routine expenses based on company specific items. In addition, IDT Corporation controls the flow of the Company’s treasury transactions. In fiscal 2010 and fiscal 2009, IDT Corporation allocated to the Company an aggregate of $0.2 million for payroll, benefits, insurance, facilities and other expenses, which were included in “Other general and administrative expense” in the statements of operations. In all periods presented, the Company was included in the consolidated federal income tax return of IDT Corporation.

There is also a brother/sister relationship between Howard S. Jonas controlling stockholder, and Joyce J. Mason, Secretary and Director. Ms. Mason’s total compensation was $370,400 and $357,587 during Fiscal 2010 and Fiscal 2009, respectively. Ms. Mason’s current annual base salary is $310,400.

The change in the Company’s (liability to)/receivable from IDT Corporation was as follows:

Year ended July 31 (in thousands)	2010	2009
Balance at beginning of year	$900	$4,765
Expenses paid by IDT Corporation on behalf of the Company	(863)	(3,865)
Note payable paid on behalf of the Company	(700)	—
Balance at end of year	$(663)	$900
Average balance during the year	$(139)	$2,053

In connection with the Separation Agreement the Company will grant IDT Corporation a covenant not to sue for infringement of its patents.

Note 7—Subsequent Events

Following effectiveness of the registration statement of which these financial statements form a part, the outstanding capital stock of the Company held by IDT Corporation consisting of 945 shares (representing 94.5% of total 1,000 shares outstanding) will be split and capitalized so that the number of shares of each of class of common stock that are outstanding and owned by IDT Corporation equals the number to be distributed in the spin-off of Class A common stock and Class B common stock described in the Information Statement in which these financial statements are included. Thereafter, the spin-off of the Company will occur by the pro rata distribution of (i) one share of Class A common stock of the Company for every five shares of Class A common stock of IDT Corporation held as of the record date for the spin-off and (ii) one share of Class B common stock of the Company for every five shares of Class B common stock of IDT Corporation held as of the record date for the spin-off.

In connection with the spin-off, we and IDT will enter into a Separation and Distribution Agreement, which we refer to as the “Separation Agreement,” and a Tax Separation Agreement to complete the separation of our businesses from IDT and to distribute our common stock to IDT stockholders. These agreements will govern the relationship between us and IDT after the distribution and will also provide for the allocation of employee benefits, taxes and other liabilities and obligations attributable to periods prior to the distribution. These agreements will have been prepared before the distribution, and will reflect agreement between affiliated parties established without arms-length negotiation. However, we believe that the terms of this agreement will equitably reflect the benefits and costs of our ongoing relationships with IDT.

In August 2010, the Company entered into a settlement, release and cross-license agreement in connection with the Company’s lawsuits asserting infringement of its patents. The Company received a payment of $3.5 million in August 2010 as a result of the agreement, which the Company recorded as revenue.

On March 15, 2011, the Company granted two employees of IDT Corporation shares of its Class B common stock representing 5.5% of the Company’s outstanding equity. The shares vested immediately.

Note 8—Selected Quarterly Financial Data (Unaudited)

The table below presents selected quarterly financial data of the Company for its fiscal quarters in fiscal 2010 and fiscal 2009:

Quarter Ended (in thousands)	Legal and professional fees	Loss from operations	Net loss

2010:
October 31	$103	$128	$128
January 31	363	381	397
April 30	294	334	351
July 31	1	43	60
TOTAL	$761	$886	$936
2009:
October 31	$251	$323	$323
January 31	569	634	634
April 30	76	135	135
July 31	41	90	90
TOTAL	$937	$1,182	$1,182

INNOVATIVE COMMUNICATIONS TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS

	January 31, 2011	July 31, 2010
	(Unaudited)	(Note 1)
	(in thousands, except share data)
Assets
Current assets:
Due from IDT Corporation	$1,082	$—

Total current assets	1,082	—

Total assets	$1,082	$—

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accrued expenses	$—	$105
Accrued interest payable	9	50
Due to IDT Corporation	—	663
Note payable – short-term portion	666	634

Total current liabilities	675	1,452
Note payable – long-term portion	—	666

Total liabilities	675	2,118

Commitments and contingencies
Stockholders’ equity (deficit):

Common stock, $.01 par value; authorized shares—1,500; no shares issued	—	—
Retained earnings (deficit)	407	(2,118)

Total stockholders’ equity (deficit)	407	(2,118)

Total liabilities and stockholders’ equity (deficit)	$1,082	$—

See accompanying notes to condensed financial statements.

INNOVATIVE COMMUNICATIONS TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Six Months Ended January 31,
	2011	2010
	(in thousands)
Revenues	$3,500	$—
Costs and expenses:
Legal and professional fees	280	467
Other general and administrative	116	42

Total costs and expenses	396	509

Income (loss) from operations	3,104	(509)
Interest expense	(25)	(16)

Income (loss) before income taxes	3,079	(525)
Provision for income taxes	(554)	—

Net income (loss)	$2,525	$(525)

See accompanying notes to condensed financial statements.

INNOVATIVE COMMUNICATIONS TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended January 31,
	2011	2010
	(in thousands)
Net cash provided by (used in) operating activities	$2,378	$(360)
Financing activities
Funding (repaid to) provided by IDT Corporation, net	(1,744)	1,060
Repayments of note payable	(634)	(700)

Net cash (used in) provided by financing activities	(2,378)	360

Net increase in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—

Cash and cash equivalents, end of period	$—	$—

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES
Liability converted to note payable	$—	$1,000

See accompanying notes to condensed financial statements.

INNOVATIVE COMMUNICATIONS TECHNOLOGIES, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Note 1—Basis of Presentation

The accompanying unaudited condensed financial statements of Innovative Communications Technologies, Inc. (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended January 31, 2011 are not necessarily indicative of the results that may be expected for the fiscal year ending July 31, 2011.

The “Company” in these financial statements refers to Innovative Communications Technologies, Inc. as if Innovative Communications Technologies, Inc. existed and operated on a stand-alone basis in all periods presented.

The Company is currently a subsidiary of IDT Corporation. IDT Corporation has approved the spin-off of the Company through a distribution to the holders of IDT Corporation’s Class A common stock and Class B common stock of all of the shares of the Company held by IDT Corporation. The spin-off will separate the Company from the remainder of IDT’s operations and holdings. Following the spin-off, IDT’s business will consist of IDT Telecom, Genie Energy – consisting of IDT Energy and IDT’s non-conventional energy operations, IDT’s interests in Zedge and Fabrix, as well as other interests. The Company, along with IDT Corporation’s management, believes that the operational and growth prospects of the Company’s businesses may best be realized by a separation from those that will remain with IDT Corporation based on several factors including synergies and growth prospects.

The condensed financial statements include the assets, liabilities, results of operations and cash flows of the business to be included in the spin-off. The assets and liabilities in these financial statements are recorded at historical cost. Direct expenses historically incurred by IDT Corporation on behalf of the Company are reflected in these financial statements. Management believes that the assumptions and methods of allocation used are reasonable. However, the costs as allocated are not necessarily indicative of the costs that would have been incurred if the Company operated on a stand-alone basis. Therefore the condensed financial statements included herein may not necessarily reflect the financial position, results of operations, and cash flows of the Company had it been a separate, stand-alone entity during the periods presented and they may not be indicative of the financial position, results of operations, and cash flows of the Company to be expected in the future.

The balance sheet at July 31, 2010 has been derived from the Company’s audited financial statements at that date but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements. For further information, please refer to the Company’s financial statements and footnotes thereto included in this Information Statement.

Note 2—Related Party Transactions

IDT Corporation charges the Company for certain transactions and allocates routine expenses based on company specific items. In addition, IDT Corporation controls the flow of the Company’s treasury transactions. In the six months ended January 31  2011 and 2010, IDT Corporation allocated to the Company an aggregate of $0.1 million and less than $0.1 million, respectively for payroll, benefits, insurance, facilities and other expenses, which were included in “Other general and administrative expense” in the condensed statements of operations. In both periods presented, the Company was included in the consolidated federal income tax return of IDT Corporation. In the six months ended January 31, 2011, the Company’s federal taxable income was offset against net operating losses of IDT Corporation.  The Company recorded federal income tax expenses on a stand alone basis and a corresponding liability to IDT Corporation for utilizing its net operating losses.

The change in the Company’s receivable from / (liability to) IDT Corporation was as follows:

	Six Months Ended January 31,
	2011	2010
	(in thousands)
Balance at beginning of period	$(663)	$900
Expenses paid by IDT Corporation on behalf of the Company	(501)	(360)
Income tax expense offset against NOL’s of IDT Corporation	(554)
Revenues collected by IDT Corporation on our behalf	3,500
Note payable and accrued interest paid on behalf of the Company	(700)	(700)

Balance at end of period	$1,082	$(160)

Average balance during the period	$1,033	$225

Note 3—Commitments and Contingencies

Legal Proceedings

The Company is not yet subject to any legal proceedings.

Note 4—Revenues

In August 2010, the Company entered into a settlement, release and cross-license agreement in connection with the Company’s lawsuits asserting infringement of its patents. The Company received a payment of $3.5 million in August 2010 as a result of the agreement, which the Company recorded as revenue.

Note 5—Recent Accounting Standards

On February 1, 2010, the Company adopted the amendment to the accounting standard relating to fair value measurements, which is intended to improve the disclosures about fair value measurements in financial statements. Pursuant to the amendment, the adoption of the new disclosures about the activity within Level 3 of the fair value hierarchy is not required until August 1, 2011. The Company does not expect the adoption of these new disclosures to have an impact on its financial position, results of operations or cash flows.

Note 6—Subsequent Events

The Company was incorporated in March 2011 in Delaware.

Following effectiveness of the registration statement of which these financial statements form a part, the outstanding capital stock of the Company held by IDT Corporation consisting of 945 shares (representing 94.5% of total 1,000 shares outstanding) will be split and capitalized so that the number of shares of each of class of common stock that are outstanding and owned by IDT Corporation equals the number to be distributed in the spin-off of Class A common stock and Class B common stock described in the Information Statement in which these financial statements are included. Thereafter, the spin-off of the Company will occur by the pro rata distribution of (i) one share of Class A common stock of the Company for every five shares of Class A common stock of IDT Corporation held as of the record date for the spin-off and (ii) one share of Class B common stock of the Company for every five shares of Class B common stock of IDT Corporation held as of the record date for the spin-off.

In connection with the spin-off, we and IDT will enter into a Separation and Distribution Agreement, which we refer to as the “Separation Agreement,” and a Tax Separation Agreement to complete the separation of our businesses from IDT and to distribute our common stock to IDT stockholders. These agreements will govern the relationship between us and IDT after the distribution and will also provide for the allocation of employee benefits, taxes and other liabilities and obligations attributable to periods prior to the distribution. These agreements will have been prepared before the distribution, and will reflect agreement between affiliated parties established without arms-length negotiation. However, we believe that the terms of this agreement will equitably reflect the benefits and costs of our ongoing relationships with IDT.

On March 15, 2011, the Company granted two employees of IDT Corporation shares of its Class B common stock representing 5.5% of the Company’s outstanding equity. The shares vested immediately.